Exhibit 10.6

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

among

MANITOWOC FUNDING, LLC,

as Seller,

THE MANITOWOC COMPANY, INC.,

as Servicer,

and

WELLS FARGO BANK, N.A.,

as Purchaser and as Agent

Dated as of March 3, 2016

i

TABLE OF CONTENTS

(continued)

Page

Section 5.12	Headings	25
Section 5.13	Purchaser’s and Agent’s Liabilities	25
Section 5.14	Mutual Negotiations	25
Section 5.15	USA Patriot Act	25
Section 5.16	Register	25

EXHIBITS

Exhibit I	Definitions
Exhibit II	Conditions of Investments and Reinvestments
Exhibit III	Representations and Warranties
Exhibit IV	Covenants
Exhibit V	Termination Events
Exhibit VI	Supplemental Representations, Warranties and Covenants

SCHEDULES

Schedule I	Notices
Schedule II	Lock-Box Banks, Lock-Box Accounts, Lock-Boxes and Post Office Boxes; Collection Accounts
Schedule III	Trade Names
Schedule IV	Credit and Collection Policy
Schedule V	Special Obligors
Schedule VI	Purchaser’s Account
Schedule VII	Seller’s Account

ANNEXES

Annex A	Form of Investment Notice
Annex B	Form of Monthly Report
Annex C	Form of Paydown Notice
Annex D	Form of Weekly Report

ii

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 3, 2016 by and among the following parties:

(i)	MANITOWOC FUNDING, LLC, a Nevada limited liability company (the “Seller”);

(ii)	THE MANITOWOC COMPANY, INC., a Wisconsin corporation (“Manitowoc”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, including any other Person designated as Servicer pursuant to Section 4.1(a), the “Servicer”); and

(iii)	WELLS FARGO BANK, N.A. (“Wells”), as purchaser (in such capacity, together with its successors and assigns in such capacity, the “Purchaser”), and as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits hereto to “the Agreement” refer to this Agreement, as amended, amended and restated, modified or supplemented from time to time.

On the terms and subject to the conditions set forth herein, (i) the Seller desires to sell, transfer and assign receivables to the Purchaser, (ii) the Purchaser desires to acquire such receivables from time to time and (iii) the Servicer desire to service such receivables.

Prior to the Closing Date, the Seller was a party to that certain Fifth Amended and Restated Receivables Purchase Agreement, dated as of December 15, 2014 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Prior Agreement”), among the Seller, Manitowoc, Wells and certain other parties. In connection with the corporate restructuring of Manitowoc and certain of its Affiliates occurring on the Closing Date, the Prior Agreement is being amended and restated on the date hereof to, among other things, remove the Seller from the Prior Agreement. In connection with the amendment and restatement of the Prior Agreement, pursuant to the Release Agreement, the Seller is (i) being released from certain obligations under the Prior Agreement and the other Transaction Documents (as defined in the Prior Agreement) and (ii) assuming certain obligations that are set forth in the Release Agreement (such obligations, the “Assumed Obligations”). Notwithstanding the amendment and restatement of the Prior Agreement, (i) the Seller shall be liable to the Purchaser, the Agent and each other Indemnified Party and Affected Person for each of the Assumed Obligations, as if such Assumed Obligations were originally incurred hereunder and (ii) the security interest created under this Agreement shall act as security for the Assumed Obligations until such Assumed Obligations have been paid in full.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) On the terms and conditions hereinafter set forth, including the conditions set forth in Exhibit II hereto, the Purchaser hereby agrees to make Investments (as such term is defined in Section 1.4(a) below) and Reinvestments (as such term is defined in Section 1.4(b) below) in the Purchased Assets from time to time from the Closing Date to the Facility Termination Date; provided, however, that under no circumstances shall the Purchaser make any such Investment or Reinvestment if, after giving effect thereto:

(i) the aggregate outstanding Capital would exceed the Investment Limit; or

(ii) the Purchased Assets Coverage Percentage would exceed 100%.

(b) The Seller may, upon at least five (5) Business Days’ written notice to the Agent, reduce the unused portion of the Investment Limit in whole or in part (but not below the amount that would cause the aggregate outstanding Capital to exceed the Investment Limit after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least one million dollars ($1,000,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof; provided, further, that unless reduced to zero, the Investment Limit shall in no event be reduced below fifty million dollars ($50,000,000) pursuant to this clause (b).

Section 1.2 Making Investments.

(a) Each Investment by the Purchaser hereunder shall be made upon the Seller’s request (or the request of the Servicer on its behalf) evidenced by an irrevocable written notice in the form of Annex A (each, an “Investment Notice”) delivered to the Agent in accordance with Section 5.2, which Investment Notice must be received by the Agent prior to 1:00 p.m., New York time on or before one (1) Business Day prior to the requested Investment Date. The Seller hereby agrees to deliver no more than 6 Investment Notices, in the aggregate, to the Agent during any calendar month. Neither the Purchaser nor the Agent shall have any obligation (including any obligation to fund any requested Investment) with respect to any Investment Notice delivered in violation of the immediately preceding sentence. Each such Investment Notice shall specify:

(i) the amount of the Capital requested to be paid by the Purchaser to the Seller in connection with such Investment; provided that such amount shall not be less than one million Dollars ($1,000,000) or an integral multiple of one hundred thousand Dollars ($100,000) in excess thereof;

(ii) the requested Investment Date (which shall be a Business Day);

(iii) a pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the requested Investment; and

(iv) the other information contemplated by Annex A.

Unless the information set forth in such Investment Notice is also delivered through Agent’s electronic platform or portal, neither the Purchaser nor the Agent shall have any obligation (including any obligation to fund any requested Investment) with respect to such Investment Notice until the Agent shall have received such information from the Seller reasonably requested by the Agent to complete its authentication process with respect to such Investment Notice and the results of the Agent’s authentication process shall be satisfactory to the Agent in its sole discretion, as notified by the Agent to the Seller in writing (and the Agent shall promptly notify the Seller as to whether or not such results are satisfactory).

(b) On each Investment Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Section 1.2(a) and Exhibit II hereto, make available to the Agent at the Agent’s office at its address determined pursuant to Section 5.2, an amount equal to the Capital of the Investment being funded by the Purchaser (set forth in the related Investment Notice delivered in accordance with Section 1.2(a)) in same day funds, and after the Agent’s receipt of such funds, the Agent shall make such funds immediately available to the Seller at the applicable account set forth on Schedule VII.

Section 1.3 Transfer of 100% of Pool Receivables and other Purchased Assets.

(a) Sale of Receivables. Notwithstanding the otherwise applicable conditions precedent to Investments hereunder, upon effectiveness of this Agreement in accordance with its terms, the Purchaser shall be deemed to have made an Investment equal to the amount set forth in the Release Agreement. In consideration of such initial Investment and the entry into this Agreement by the Agent and the Purchaser and the Purchaser’s agreement to make payments to the Seller from time to time in accordance with Section 1.4, effective on the Closing Date, the Seller hereby sells, conveys, transfers and assigns to the Purchaser, all of the Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”): (i) all the Seller’s Pool Receivables existing on the Closing Date or thereafter arising or acquired by the Seller from time to time prior to the Facility Termination Date, (ii) all Related Security, whether existing on the Closing Date or thereafter arising at any time and acquired by the Seller, (iii) all Collections with respect to the foregoing and (iv) the Purchase and Sale Agreement.

(b) Purchase of Purchased Assets. On the terms and subject to the conditions hereof, the Purchaser hereby purchases and accepts from the Seller all the Seller’s Purchased Assets.

(c) Obligations Not Assumed. The foregoing sale, assignment, conveyance, and transfer does not constitute and is not intended to result in the creation, or an assumption by the Purchaser or the Agent, of any obligation of the Seller, any Originator, the Servicer or any other Person under or in connection with the Receivables, any other Related Security or the Purchase and Sale Agreement, all of which shall remain the obligations and liabilities of the Seller, Originator(s), Servicer and/or other Person, as applicable.

(d) Transfer of 100% of Financial Assets; No Offset. For the avoidance of doubt, on the terms and subject to the conditions set forth herein, (i) the Seller is hereby selling to the Purchaser, and the Purchaser is hereby purchasing, 100% of the Seller’s right, title and interest in the Purchased Assets (including, without limitation, 100% of the financial assets constituting the Pool Receivables), and accordingly (unless, notwithstanding the intent of the parties, such sale is not treated as a sale), the Seller shall cease being a creditor of the Obligors on the Pool Receivables and rather, the Purchaser shall be a creditor of such Obligors, and (ii) the Purchaser shall not offset the new Receivables acquired against the obligation to the Seller to pay the Deferred Purchase Price.

Section 1.4 Terms and Conditions for Sale, Assignment, Conveyance, and Transfer. On the terms and subject to the conditions set forth herein, including Exhibit II, in consideration for the sale, assignment, conveyance and transfer of the Purchased Assets by the Seller to the Purchaser hereunder:

(a) Investments. On the Closing Date, and thereafter from time to time prior to the Facility Termination Date, on request of the Seller for an Investment in accordance with Section 1.2(a), the Purchaser, in accordance with Section 1.2(b), shall pay to the Seller the amount of Capital requested by the Seller under Section 1.2(a). Each such payment is herein referred to as an “Investment”.

(b) Reinvestments. On each Business Day prior to the Facility Termination Date, the Servicer, on behalf of the Purchaser, shall pay to the Seller, out of Collections, the amount available for reinvestment in accordance with Section 1.6(b)(ii). Each such payment is herein referred to as a “Reinvestment”.

(c) Deferred Purchase Price. The Servicer, on behalf of the Purchaser, shall pay to the Seller, from Collections, the amounts payable to the Seller from time to time pursuant to Section 1.6(b)(ii), Section 1.6(b)(iv) and the last paragraph of Section 1.6(d) (such amounts, the “Deferred Purchase Price” with respect to the Purchased Assets) at the times specified in such Sections.

(d) Payments to the Seller Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, neither the Agent nor the Purchaser shall be obligated to pay any amount to the Seller as the purchase price (including, without limitation, in respect of the Deferred Purchase Price) for the Purchased Assets pursuant to clauses (b) and (c) above except to the extent of Collections on the Pool Receivables available for distribution to the Seller in accordance with this Agreement. Any amount that the Agent or the Purchaser does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of the Agent or the Purchaser for any such insufficiency unless and until such amount becomes available for distribution to the Seller in accordance with the last paragraph of Section 1.6(d).

(e) Intent of the Parties. The Seller, the Servicer, the Agent and the Purchaser intend that each sale, conveyance, assignment and transfer of Purchased Assets to the Purchaser shall be treated as a sale for all purposes (other than for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, any such sale, conveyance, transfer and assignment is not treated as a sale for such purposes, such sale, conveyance, assignment and transfer shall be treated as the grant of, and the Seller does hereby grant to the Purchaser a security interest in the following property to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to each such Pool Receivable, (iii) all Collections with respect to each such Pool Receivable, (iv) the Lock-Box Accounts and all amounts on deposit therein representing proceeds of the Pool Receivables and proceeds of the Related Security with respect thereto, the Collection Accounts and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and Collection Accounts and such amounts on deposit therein, (v) the Purchase and Sale Agreement, (vi) all other accounts, deposit accounts, chattel paper, documents, fixtures, general intangibles (including payment intangibles), goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and supporting obligations and proceeds from commercial tort claims, (vii) all other personal property of any nature or type, and (viii) all accessions, products, substitutions, replacements and proceeds of any of the foregoing, and all other personal property of any nature or type, and cash and non-cash proceeds of any of the foregoing (collectively, the “Pool Assets”). The Seller hereby authorizes the Purchaser to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Purchaser shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Purchaser and the Agent, all the rights and remedies of a secured party under the UCC.

Notwithstanding the foregoing paragraph of this clause (e), the Seller, the Servicer, the Agent and the Purchaser intend and agree to treat, for purposes only of federal, state and local income and franchise tax and any other tax measured in whole or in part by income, the sales, conveyances, assignments and transfers of the Purchased Assets to the Purchaser as loans to the Seller secured by the Pool Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

Section 1.5 Computation of the Purchased Assets Coverage Percentage. The Purchased Assets Coverage Percentage shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) or circumstance(s) giving rise to such Termination Day are cured and at all times on and after the Termination Date) be deemed to be 100% until the occurrence of the Final Payout Date.

Section 1.6 Settlement Procedures.

(a) Collection of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer, transfer (or cause to be transferred) such Collections from the Lock-Box Accounts and deposit (or cause to be deposited) such Collections into a Collection Account. With respect to all Collections on deposit in the Collection Accounts on such day, the Servicer shall:

(i) set aside and hold in trust in the Collection Accounts (or, if so requested by the Agent, segregate in a separate account designated by the Agent, which shall be an account maintained and controlled by the Agent unless the Agent otherwise instructs in its sole discretion) for the benefit of the Purchaser (and, in the case of clause fourth below, the other applicable Purchaser Parties, subject to their right to receive such amounts solely in accordance with the priorities for payment set forth in Section 1.6(d) below), out of such Collections, first an amount equal to all Discount accrued through such day and not previously set aside, second, an amount equal to the sum of the Used Fees, Unused Fees and Breakage Costs accrued through such day and not previously set aside, third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside and fourth, to the extent funds are available therefor, any other amounts (other than return of Capital) owed to any Purchaser Party pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4 and not previously set aside;

(ii) subject to Sections 1.6(f) and 1.6(i), if such day is not a Termination Day, remit to the Seller, on behalf of the Purchaser, the remainder of such Collections. Such remainder shall, (x) to the extent representing a return of Capital, be automatically reinvested in Purchased Assets and other proceeds with respect thereto and (y) to the extent not representing a return of Capital, be paid (on behalf of the Purchaser) to the Seller in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if, after giving effect to such Reinvestment, the Purchased Assets Coverage Percentage would exceed 100%, then the Servicer shall set aside and hold in trust in the Collection Accounts (or, if so requested by the Agent, segregate in a separate account designated by the Agent, which shall be an account maintained and controlled by the Agent unless the Agent otherwise instructs in its sole discretion) for the benefit of the Purchaser in accordance with clause (iii) below the portion of such remaining Collections that, together with any other Collections set aside pursuant to this clause (ii), equals the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (or, if all such remaining Collections are not sufficient to reduce the Purchased Assets Coverage Percentage to 100%, then all such remaining Collections shall be so set aside for the benefit of the Purchaser), rather than remitting all of such remaining Collections to the Seller for Reinvestment or for payment of the Deferred Purchase Price;

(iii) if such day is a Termination Day, set aside and hold in trust in the Collection Account (or, if so requested by the Agent, segregate in a separate account designated by the Agent, which shall be an account maintained and controlled by the Agent unless the Agent otherwise instructs in its sole discretion) for the benefit of the Purchaser Parties the entire remainder of such Collections; and

(iv) subject to Sections 1.6(f) and 1.6(i), pay to the Seller (on behalf of the Purchaser) for the Seller’s own account and in payment of the Deferred Purchase Price for the Purchased Assets, any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) above, plus (y) the amounts that are required to be set aside pursuant to clause (i) above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (z) all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

(c) On each Settlement Date, the Servicer (or, following the assumption of control of the Collection Accounts by the Agent pursuant to and in accordance with the terms hereof, the Agent) shall (i) deposit into the applicable Purchaser’s Account (or such other account designated by the Agent) all Collections held on deposit in each Collection Account for the benefit of the Purchaser Parties pursuant to Section 1.6(b) and Section 1.6(f) and that have not already been distributed to the Purchaser Parties pursuant to Section 1.6(i) and (ii) deposit to the Servicer’s own account, from Collections held on deposit in the Collection Account pursuant to clause third of Section 1.6(b)(i) in respect of the accrued Servicing Fee, an amount equal to the Servicer’s portion of such accrued Servicing Fee.

(d) Upon receipt of funds deposited into any of the Purchaser’s Accounts pursuant to Section 1.6(c), the Agent shall cause such funds to be distributed as follows:

(i) if such distribution occurs on a day that is not a Termination Day, such funds shall be distributed in the following order of priority: first to the Purchaser in payment in full of all unpaid Discount accrued during the most recently ended Discount Accrual Period, second to the Purchaser in payment in full of all unpaid Used Fees, Unused Fees and Breakage Costs accrued during the most recently ended Discount Accrual Period, third to the Purchaser in payment of outstanding Capital (and accrued Discount thereon) to the extent that funds have been set aside for such purpose pursuant to Section 1.6(f), fourth to the Purchaser, the Agent and any other Purchaser Party in payment in full of any other amounts owed thereto pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4 and fifth, any remaining amounts shall be paid to the Purchaser in payment of outstanding Capital; and

(ii) if such distribution occurs on a Termination Day, such funds shall be distributed in the following order of priority: first to the Purchaser in payment in full of all accrued and unpaid Discount, second to the Purchaser in payment in full of all accrued and unpaid Used Fees, Unused Fees and Breakage Costs, third to the Purchaser in payment in full of all outstanding Capital, and fourth to the Purchaser, the Agent and any other Purchaser Party in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder (including, without limitation, pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4) or under any other Transaction Document.

After the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Seller for its own account in payment of the Deferred Purchase Price for the Purchased Assets.

(e) For the purposes of this Section 1.6:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, damaged, rejected, returned, repossessed or foreclosed goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by the Seller, any Originator or Servicer, or any setoff or dispute between the Seller, any Originator or Servicer and any Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in paragraphs (e), (f) or (k) of Section 1 of Exhibit III is not true with respect to any Pool Receivable, the Seller of such Pool Receivable shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) If an Obligor makes a payment but does not designate the Receivable to which such payment applies, then the Servicer shall contact such Obligor promptly in order to determine to which Receivable such payment relates; provided, that if the Obligor does not direct the Servicer to apply such payment to a particular Receivable or Receivables within thirty (30) days after such payment has been received in a Lock-Box Account or by the Servicer, then, except as otherwise required by applicable law or the relevant Contract, such payment shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable; and

(iv) if and to the extent the Agent, the Purchaser or any other Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller of the relevant Pool Receivable and, accordingly, the Agent or the Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of the Capital (in whole or in part), the Seller may do so as follows:

(i) the Seller shall give the Agent at least one (1) Business Day’s prior written notice thereof in the form of Annex C (each, a “Paydown Notice”) setting forth the proposed amount of such reduction and the proposed date on which such reduction will commence (the “Paydown Date”);

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections with respect to the Capital or portion thereof to be reduced (including to any related Discount) not to be reinvested or used to pay the Deferred Purchase Price until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in a Collection Account for the benefit of the Purchaser, for payment to the Purchaser’s Account on the next Settlement Date (and in the case of a reduction of the entire Capital, the Servicer shall hold in the Collection Accounts for payment on such date an amount equal to all other obligations of the Seller or the Servicer to the Purchaser, the Agent and each other Purchaser Party hereunder) in accordance with Section 1.6(c), and the Capital shall be deemed reduced in the amount to be paid to the Purchaser’s Account only when in fact finally so paid;

provided that, the amount of any such reduction of Capital shall be not less than one million Dollars ($1,000,000) or an integral multiple of one hundred thousand Dollars ($100,000) in excess thereof unless the aggregate Capital shall have been reduced to zero; provided, further, unless the information set forth in such Paydown Notice is also delivered through Agent’s electronic platform or portal, such Paydown Notice shall not be effective and the commencement of the reduction of the Aggregate Capital shall not occur until the Agent shall have received such information from the Seller reasonably requested by the Agent to complete its authentication process with respect to such Paydown Notice and the results of the Agent’s authentication process shall be satisfactory to the Agent in its sole discretion, as notified by the Agent to the Seller in writing (and the Agent shall promptly notify the Seller as to whether or not such results are satisfactory).

(g) Subject to Section 1.6(h) below, if at any time that no Termination Event or Unmatured Termination Event has occurred and is continuing and the Agent is currently taking Dominion Actions with respect to the Collection Accounts (any such period, a “Subject Dominion Period”), upon written request received from the Servicer, the Agent shall promptly request the applicable Collection Account Banks to remit to the Servicer available amounts on deposit in the Collection Accounts that (x) are otherwise not required to be maintained in the Collection Accounts pursuant to Section 1.6(b) and (y) are specified in such written request received by the Agent from the Servicer (such amount, the “Requested Remittance Amount”), to the extent that each of the following conditions are satisfied at such time (and acceptance of the proceeds of such remittance shall be deemed a representation and warranty by the Servicer that the following conditions (except for the condition set forth in the following clause (ii)) are then satisfied):

(i) no Termination Event or Unmatured Termination Event has occurred and is continuing or would result from such transfer of the Requested Remittance Amount;

(ii) the Agent does not in good faith reasonably believe that the amounts that will be on deposit in the Collection Accounts after giving effect to such transfer of the Requested Remittance Amount will be less than the amounts required to be maintained in the Collection Accounts pursuant to Section 1.6(b);

(iii) the Purchased Assets Coverage Percentage would not exceed 100% after giving effect to such transfer of the Requested Remittance Amount;

(iv) the Weekly Report delivered immediately prior to such day of transfer of the Requested Remittance Amount accurately reported that the Purchased Assets Coverage Percentage did not exceed 100%; and

(v) the day of transfer of the Requested Remittance Amount is not a Termination Day.

Amounts received by the Servicer pursuant to this Section 1.6(g) shall be immediately remitted to the Seller pursuant to Section 1.6(b)(ii). Notwithstanding anything to the contrary set forth in this Section 1.6(g), any amounts received by the Servicer pursuant to this Section 1.6(g) in excess of the amounts that should have been remitted thereto (including excess amounts as a result of failure of any of the conditions set forth above to be satisfied as of the date that funds are remitted to the Servicer) shall immediately be returned by the Servicer and deposited into a Collection Account.

(h) The Agent may, in its sole discretion, at any time during a Subject Dominion Period in which the Agent receives a Weekly Report that reports that the Purchased Assets Coverage Percentage exceeds 100%, remove funds then on deposit in the Collection Accounts in the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (or, if all funds on deposit in the Collection Accounts are not sufficient to reduce the Purchased Assets Coverage Percentage to 100%, then remove all funds then on deposit in the Collection Accounts) and deposit such funds in the Purchaser’s Account to be paid to the Purchaser in payment of the outstanding Capital.

(i) On each Weekly Settlement Date, the Servicer (or, following the assumption of control of the Collection Accounts by the Agent pursuant to and in accordance with the terms hereof, the Agent) shall deposit into the applicable Purchaser’s Account (or such other account designated by the Agent) from Collections held on deposit in each Collection Account, an amount equal to the amount necessary to reduce the Purchased Assets Coverage Percentage to 100%. Upon receipt of funds deposited into any of the Purchaser’s Accounts pursuant to this Section 1.6(i), the Agent shall cause such funds to be distributed to the Purchaser in payment of outstanding Capital.

Section 1.7 Discount and Fees.

(a) The Seller shall pay to the Purchaser certain fees in the amounts and on the dates set forth in a letter agreement, dated as of the Closing Date, among the Seller, the Agent, the Purchaser and the Servicer (as the same may be amended, amended and restated, supplemented or modified, the “Fee Letter”) delivered pursuant to Section 1 of Exhibit II, as such letter agreement may be amended, supplemented or otherwise modified from time to time.

(b) The Seller shall pay to the Purchaser on each Settlement Date, to the extent not paid pursuant to Section 1.6, all accrued and unpaid Discount for the related Discount Accrual Period.

(c) Nothing in this Agreement shall limit in any way the obligation of the Seller to pay the amounts set forth in this Section 1.7.

Section 1.8 Payments and Computations, Etc.

(a) Timing of Payments. All amounts to be paid or deposited by the Seller or Servicer hereunder shall be paid or deposited no later than 1:00 p.m. (New York time) on the day when due in same day funds in Dollars to the Purchaser’s Account. All amounts received after 1:00 p.m. (New York time) will be deemed to have been received on the immediately succeeding Business Day.

(b) Interest on Unpaid Amounts. The Seller shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or Servicer when due hereunder, at an interest rate equal to two and one-half percent (2.50%) per annum above the Base Rate, payable on demand.

(c) Computation Conventions. All computations of interest under clause (b) above and all computations of Discount, fees, and other amounts hereunder shall be made on the basis of a year of three hundred sixty (360) days (other than Discount calculated by reference to the Base Rate which shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Changes in Rates. From time to time, upon reasonable request by the Seller or Servicer, the Agent shall notify the Seller or Servicer, in response to such request, as to changes in the Base Rate, the Eurodollar Rate and LIBOR; provided that the failure of such notice to be requested or given shall not waive, preclude, delay or otherwise limit the effectiveness of any such change.

Section 1.9 Increased Costs. (a) If the Agent, the Purchaser or any of their respective Affiliates (each an “Affected Person”) determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority (including, without limitation, any Specified Law) or any change therein or in the interpretation or application thereof, in each case (except with respect to a Specified Law) adopted, issued or occurring after the Closing Date or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the Closing Date (or, if related to any Specified Law, issued or occurring on any date) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or Investments or Reinvestments in (or otherwise to maintain purchases of or Investments or Reinvestments in) Pool Receivables related to this Agreement, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall promptly pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 1.10) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in either case (except with respect to any Specified Law), after the Closing Date, there shall be any increase in the cost to any Affected Person of agreeing to make purchases, Investments or Reinvestments hereunder (or otherwise to maintain such purchases, Investments or Reinvestments) in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Seller shall immediately pay to such Affected Person, from time to time as specified, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.

Section 1.10 Requirements of Law. In the event that any Affected Person determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority or any change therein or in the interpretation or application thereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law), in each case (except with respect to any Specified Law), adopted, issued or occurring after the Closing Date:

(i) does or shall subject such Affected Person to any Tax of any kind whatsoever with respect to this Agreement, any purchase of or Investment or Reinvestment in the Purchased Assets or any increase in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall net income or gross receipts of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder; or

(iii) does or shall impose on such Affected Person any other condition;

and the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Agent, or of agreeing to make purchases, Investments or Reinvestments hereunder (or otherwise maintain such purchases, Investments or Reinvestments) or (y) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall pay such Affected Person any additional amounts sufficient to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error.

Section 1.11 Inability to Determine Eurodollar Rate. In the event that the Agent shall have determined on any day during any Discount Accrual Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts for such day are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such day or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the Purchaser (as conclusively determined by the Agent) of maintaining any Portion of Capital for such day, the Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller prior on such day. Upon delivery of such notice (a) no Portion of Capital shall be funded thereafter at the Bank Rate determined by reference to the Eurodollar Rate, unless and until the Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (b) with respect to any outstanding Portions of Capital then funded at the Bank Rate determined by reference to the Eurodollar Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate on such day.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III, IV and VI, respectively hereto.

Section 2.2 Termination Events. If any of the Termination Events contemplated by Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsection (g) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchaser and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under all other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification.

(a) Indemnities by the Seller. Without limiting any other rights that the Agent, the Purchaser or any of their respective Affiliates, employees, agents, successors, transferees or assigns (each of the Agent, the Purchaser and their respective Affiliates, employees, agents, successors, transferees and assigns may be referred to as an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, Taxes, costs, expenses, losses, judgments, liabilities and other amounts (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or other Transaction Documents (whether directly or indirectly) or the use of proceeds of purchases, Investments or Reinvestments hereunder, the ownership of the Purchased Assets (or any portion thereof or any interest therein), the payment, or use of proceeds, of the Deferred Purchase Price, or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or is doing business (except solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) or any political subdivision thereof. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the Seller shall pay within five (5) Business Days of demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Eligible Pool Balance to be an Eligible Receivable, the failure of any information contained in a Monthly Report or Weekly Report to be true and correct, or the failure of any other information provided to the Purchaser or the Agent with respect to Receivables or this Agreement to be true and correct;

(ii) the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects when made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Purchaser a valid and enforceable first priority perfected ownership or security interest in all the Pool Assets free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Investment or Reinvestment or at any subsequent time;

(vi) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation,

a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable;

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of any Investment, Reinvestment or any Deferred Purchase Price (or the payment thereof) or the ownership of the Purchased Assets (or any interest therein or portion thereof);

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.6, in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii) any Tax or governmental fee or charge (other than any tax upon or measured by net income or gross receipts or franchise tax), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of any Investment, Reinvestment or Deferred Purchase Price or the ownership of the Purchased Assets (or any interest therein or portion thereof);

(xiii) any Lock-Box Agreement or Collection Account Agreement; or

(xiv) without limiting the generality of the foregoing, any costs of, or arising in connection with, any Hedge Agreement.

Without limiting or being limited by the foregoing, if any Indemnified Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Indemnified Party or the termination of all or any portion of any Hedge Agreement) (such loss or expense may be referred to as “Breakage Costs”) as a result of (i) the full or partial repayment of any Portion of Capital on any day other than the scheduled last day of a Discount Accrual Period with respect thereto or on any day in an amount greater than the amount specified by the Seller or Servicer, (ii) any reduction of the Capital not being made in accordance with a notice pursuant to Section 1.6(f) or (iii) any Investment not being made (other than as a result of a default by the Purchaser) in accordance with a notice pursuant to Section 1.2(a), then upon demand by such Indemnified Party, the Seller shall pay to such Indemnified Party the amount of such Breakage Costs.

The obligations of the Seller under this Section 3.1(a) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by any Indemnified Party.

(b) Indemnity by the Servicer. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith within five (5) Business Days of demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to (but excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or is doing business (except solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) or any political subdivision thereof):

(i) any representation or warranty made by the Servicer under or in connection with any Transaction Document or any information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made (except any such amounts to the extent representing recourse due to the insolvency or other financial inability to pay of any Obligor);

(ii) the failure by the Servicer to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related Contract;

(iii) any failure of the Servicer to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement;

(iv) any dispute, claim, offset or defense (other than a discharge in bankruptcy of the related Obligor) of an Obligor to the payment of any Receivable in or purporting to be in the Receivables Pool resulting solely from collection or other servicing activities of the Servicer with respect to such Receivable; or

(v) costs and expenses (including Attorney Costs) in connection with litigation relating to any Transaction Document.

The obligations of the Servicer under this Section 3.1(b) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement for a period of three years following the Final Payout Date, regardless of any investigation made by any Indemnified Party.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 4.1. Until the Agent gives notice to the Seller and the Servicer (in accordance with this Section 4.1) of the designation of a new Servicer after the occurrence and during the continuation of a Termination Event, Manitowoc is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables in accordance with the terms hereof. Upon the occurrence and during the continuance of a Termination Event, the Agent may designate as Servicer any Person (including itself) to succeed the Servicer or any successor Servicer, on the condition, in each case, that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in Section 4.1(a) hereof, the existing Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the existing Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer of all licenses or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) The Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Agent and the Purchaser have relied on the Servicer’s agreement to act as Servicer hereunder. Accordingly, the Servicer agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation (i) such Sub-Servicer shall agree in a separate agreement, to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain solely liable to the Purchaser and the Agent for the performance of the duties and obligations so delegated, (iii) the Seller, the Agent and the Purchaser shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer). For avoidance of doubt, the existence of the Bond Administration Agreement shall not limit or diminish the obligations of the Servicer under this Agreement.

Section 4.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer also shall perform the duties of the Servicer set forth in the Purchase and Sale Agreement, in accordance with all applicable laws, rules and regulations and with reasonable care and diligence. The Servicer shall set aside for the accounts of the Seller and the Purchaser the amount of the Collections to which each is entitled in accordance with Article I hereto. The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable or Delinquent Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchaser or the Agent under this Agreement and (ii) if a Termination Event has occurred and is continuing and Manitowoc or any of its Affiliates is still serving as Servicer, the Servicer may make such extension or adjustment only upon the prior written approval of the Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Agent (for the benefit of the Purchaser and individually) in accordance with their respective interests, all records and documents (including without limitation computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred and is continuing or (B) the Agent believes in good faith that the failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect the collectibility of such Pool Receivable.

(b) On each Weekly Reporting Date during each Weekly Reporting Period, the Servicer shall provide to the Agent a report in substantially the form of Annex D hereto (each such report, a Weekly Report”), as to: (i) all outstanding Receivables that have been sold or contributed by the Originators to the Seller pursuant to the Purchase and Sale Agreement since the most recent Weekly Report; (ii) the Net Eligible Pool Balance as of the beginning of the day on the date of such Weekly Report; (iii) the Purchased Assets Coverage Percentage; (iv) Receivables that became Defaulted Receivables since the most recent such Weekly Report; (v) agings of Pool Receivables as of the beginning of the day on the date of such Weekly Report; and (vi) the sum of the Outstanding Balances of the Eligible Receivables in the Receivables Pool.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. After such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer in connection with this Agreement.

Section 4.3 Establishment and Use of Certain Accounts.

(a) Lock-Box Accounts. Prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements covering each Lock-Box Account listed on Schedule II with all of the Lock-Box Banks, and shall have delivered fully executed copies thereof to the Agent. All Lock-Box Accounts shall be maintained in the name of the Seller. The Seller and the Servicer shall have directed (and shall continue to direct) each Lock-Box Bank to cause all Collections received in the applicable Lock-Box Accounts to be automatically (and without further action, notice to or consent of the Seller or Servicer) wire transferred to a Collection Account within one (1) Business Day following the receipt thereof into such Lock-Box Account.

The Agent (for the benefit of the Purchaser) shall have sole dominion and control over each Lock-Box Account together with the ability, in the circumstances contemplated by Section 4.3(d), to exercise all rights with respect thereto, including without limitation, the exclusive right to receive all Collections deposited therein. Neither the Seller nor the Servicer shall have any ability to control or direct the application of any Collections deposited in the Lock-Box Accounts.

(b) Collection Accounts. Prior to the Closing Date, the Seller (or the Servicer on its behalf) shall have established the Collection Accounts listed on Schedule II and shall have entered into Collection Account Control Agreements covering each such Collection Account with all of the Collection Account Banks, and shall have delivered fully executed copies thereof to the Agent. All Collection Accounts shall be maintained in the name of the Seller. The Collection Accounts shall be used to accept the transfer of Collections of Pool Receivables from the Lock-Box Accounts pursuant to Section 1.6(b) and for such other purposes described in the Transaction Documents.

(c) [Reserved].

(d) Control of Accounts. The Agent may at any time (i) a “Cash Dominion Triggering Event” under and as defined in the Senior Credit Agreement has occurred and is continuing, (ii) the Excess Availability Event has occurred and is continuing for five (5) consecutive days or (iii) a Termination Event or Unmatured Termination Event has occurred and is continuing (each of the events set forth in the forgoing clauses shall constitute a “Dominion Triggering Event”), in each case, give notice to any or all of the Lock-Box Banks and Collection Account Banks that the Agent is exercising its rights under the Lock-Box Agreements and/or Collection Account Agreements to do any or all of the following: (A) to have the exclusive ownership and control of the Lock-Box Accounts and/or the Collection Accounts, as the case may be, transferred to the Agent, to the extent provided in the related Lock-Box Agreement and/or Collection Account Agreement, as applicable, (B) to have the proceeds that are sent to the respective Lock-Box Accounts and/or Collection Accounts, as the case may be, be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account and/or Collection Account, as the case may be and (C) to take any or all other actions permitted under the applicable Lock-Box Agreement and/or Collection Account Agreement (each of the actions set forth in the forgoing clauses shall constitute a “Dominion Action”); provided, however:

(i) to the extent that a Dominion Triggering Event has occurred due solely to clause (i) above, if the Senior Credit Agreement Agent has informed the Agent in writing that such Dominion Triggering Event no longer exists, such Dominion Triggering Event shall no longer be deemed to exist or be continuing under this Agreement until such time, if any, as a further Dominion Triggering Event under such clause shall have occurred;

(ii) to the extent that a Dominion Triggering Event has occurred due solely to clause (ii) above, if the Excess Availability Event thereafter ceases to be continuing for sixty (60) consecutive days, upon written notice thereof by the Seller or the Servicer to the Agent, such Dominion Triggering Event shall no longer be deemed to exist or be continuing under this Agreement until such time, if any, as a further Dominion Triggering Event under such clause shall have occurred; and

(iii) to the extent that a Dominion Triggering Event has occurred due solely to clause (iii) above, if thereafter no Termination Event or Unmatured Termination Event has occurred and is continuing for sixty (60) consecutive days, upon written notice thereof by the Seller or the Servicer to the Agent, such Dominion Triggering Event shall no longer be deemed to exist or be continuing under this Agreement until such time, if any, as a further Dominion Triggering Event under such clause shall have occurred (each of the events set forth in the forgoing clauses shall constitute a “Dominion Cure Event”).

In the event that no Dominion Triggering Event is then continuing as a result of the occurrence of one or more Dominion Cure Events, the Agent shall promptly cease taking any further Dominion Actions pursuant to this clause (d), until the occurrence, if any, of any future Dominion Triggering Event hereunder; provided, however, that the Agent shall be fully protected and shall have no obligation or liability to the Seller, the Servicer or any other Person for any Dominion Action taken by or on behalf of the Agent in good faith pursuant to this clause (d) or otherwise in accordance with this Agreement at any time following the occurrence of any Dominion Triggering Event and prior to the occurrence of the related Dominion Cure Event.

The Seller hereby agrees that if the Agent at any time takes any Dominion Action, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables, and the Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or Servicer, thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-Box Account or Collection Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Agent, the Purchaser or any other Person hereunder and any such funds shall be distributed by the Agent in accordance with the provisions set forth in Section 1.6.

Section 4.4 Enforcement Rights. (a) At any time following the occurrence and during the continuance of a Termination Event:

(i) the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee;

(ii) the Agent may instruct the Seller or the Servicer to give notice of the Purchaser’s ownership of the Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and upon such instruction from the Agent, the Seller or Servicer, as applicable, shall give such notice at the expense of the Seller; provided, that if the Seller or Servicer fails to so notify each Obligor, the Agent may so notify the Obligors; and

(iii) the Agent may request the Seller or Servicer to, and upon such request the Seller or Servicer, as applicable, shall (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b) The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, during the occurrence and continuance of a Termination Event or Unmatured Termination Event, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent arising out of the negligence or willful misconduct of such attorney-in-fact.

Section 4.5 Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations, if any, and cause each Originator to perform all of such Originator’s obligations, under the Contracts related to the Pool Receivables to the same extent as if the Purchased Assets had not been sold hereunder or, in the case of the Originators, under the Purchase and Sale Agreement, and the exercise by the Agent or the Purchaser of its rights hereunder shall not relieve the Seller or Originator from any such obligations and (ii) pay when due any Taxes payable by the Seller when due. The Agent and the Purchaser shall not have any obligation or liability with respect to any Pool Receivable, any Related Security or any related Contract, nor shall any of them be obligated to perform any of the obligations of the Seller, any Originator or the Servicer under any of the foregoing.

Section 4.6 Servicing Fee. The Servicer shall be paid a fee, through distributions permitted by Section 1.6(d), which shall accrue for each day, equal to the result of (a) one percent (1%) multiplied by (b) the Outstanding Balance of all Pool Receivables on such day, multiplied by (c) a fraction, the numerator of which is one (1) and the denominator of which is three hundred sixty-five (365). Servicing Fees with respect to each Pool Receivable shall accrue and be payable in Dollars.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or Servicer therefrom shall be effective unless in a writing signed by the Agent, and, in the case of any amendment, by the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Neither the Seller nor the Servicer shall agree to any amendment of this Agreement or any other Transaction Document unless all consents, if any, required under the Intercreditor Agreement in connection with such amendment have been obtained.

Section 5.2 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on Schedule I hereto, or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 5.3 Assignability. (a) This Agreement and the Purchaser’s rights and obligations herein (including ownership of the Purchased Assets) shall be assignable, in whole or in part, by the Purchaser and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld, and no such consent shall be required if (i) such assignment is to an Affiliate of the Purchaser or (ii) a Termination Event or an Unmatured Termination Event has occurred and is continuing. Subject to Section 5.6, each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Seller, the Servicer or the Pool Receivables furnished to such assignor by or on behalf of the Seller, the Servicer, the Purchaser or the Agent.

Upon such an assignment the assignee shall have all of the rights of the Purchaser with respect to the Transaction Documents, the Purchased Assets, the Pool Assets and the Capital (or such portion thereof as has been assigned).

(b) [Reserved].

(c) This Agreement and the rights and obligations of the Agent hereunder shall be assignable, in whole or in part, by the Agent and its successors and assigns.

(d) Except as provided in Section 4.1(d), neither the Seller nor the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Purchaser may be enforced through it or by its agents (including, without limitation, the Agent).

Section 5.4 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1 hereof, the Seller agrees to pay, upon demand, all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including auditing Receivables prior to the Closing Date, periodic auditing of Receivables and the servicing thereof from and after the Closing Date) of this Agreement and the other Transaction Documents, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement and the other Transaction Documents and the waiving of any provisions hereof or thereof (whether or not any such amendment, amendment and restatement, modification, supplement or waiver becomes effective), and including in all cases, without limitation, Attorney Costs for the Agent, the Purchaser and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Purchaser and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all costs and expenses, if any (including Attorney Costs), of the Agent, the Purchaser and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes and fees.

Section 5.5 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.6 Confidentiality. Unless otherwise required by applicable law (including the disclosure requirement of applicable securities laws), each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (b) the Seller’s and/or the Servicer’s legal counsel and auditors if they agree to hold it confidential; provided that only the terms and conditions of this Agreement may be revealed to such parties and not the details of any fees, pricing or interest rates. Unless otherwise required by applicable law, each of the Agent and the Purchaser agrees to maintain the confidentiality of non-public financial information regarding Manitowoc and its Subsidiaries and other information marked as confidential by the Servicer or the Seller; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Manitowoc, (ii) legal counsel and auditors of the Purchaser or the Agent if they agree to hold it confidential, (iii) any nationally recognized statistical rating organization, (iv) any Affiliate of the Purchaser or the Agent and (v) any regulatory authorities having jurisdiction over the Agent or the Purchaser. Nothing in this Section shall prevent disclosure of information as part of a legal proceeding relating to litigation in respect of this Agreement or any other Transaction Document.

Section 5.7 GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 5.9 Survival of Termination. The provisions of Sections 1.9, 1.10, 1.11, Article III and this Article V shall survive any termination of this Agreement.

Section 5.10 WAIVER OF JURY TRIAL. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 5.11 Entire Agreement. This Agreement and the other Transaction Documents embodies the entire agreement and understanding between the Purchaser, the Seller, the Servicer and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 5.12 Headings. The captions and headings of this Agreement and in any Exhibit hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 5.13 Purchaser’s and Agent’s Liabilities. The obligations of the Purchaser and the Agent under this Agreement are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Purchaser or the Agent; provided, however, that this Section 5.13 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct. The agreements provided in this Section 5.13 shall survive termination of this Agreement.

Section 5.14 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 5.15 USA Patriot Act. Each of the Agent and the Purchaser hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Agent and the Purchaser may be required to obtain, verify and record information that identifies the Seller, the Servicer and Manitowoc, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and Manitowoc that will allow the Agent and the Purchaser to identify the Seller, the Servicer and Manitowoc in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller, the Servicer and Manitowoc agrees to provide the Agent and the Purchaser, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 5.16 Register. The Seller or Manitowoc, on the Seller’s behalf, shall maintain a register for the recordation of the names and addresses of the Purchasers and Investments (and Discount, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender solely for U.S. federal income tax purposes. The Register shall be available for inspection by the Purchasers, at any reasonable time and from time to time upon reasonable prior notice.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MANITOWOC FUNDING, LLC, as the Seller

By:	/s/ Therese C. Houlahan
Name: Therese C. Houlahan
Title: Treasurer

S-1	Receivables Purchase Agreement

THE MANITOWOC COMPANY, INC., as Servicer

By:	/s/ Therese C. Houlahan
Name: Therese C. Houlahan
Title: Treasurer

S-2	Receivables Purchase Agreement

WELLS FARGO BANK, N.A., as Agent

By:	/s/ Ryan C. Tozier
Name: Ryan C. Tozier
Title: Vice President

S-3	Receivables Purchase Agreement

WELLS FARGO BANK, N.A., as Purchaser

By:	/s/ Ryan C. Tozier
Name: Ryan C. Tozier
Title: Vice President

S-4	Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Adverse Claim” means a lien, security interest, restriction on transfer or other pledge, charge or encumbrance, or any other type of preferential arrangement, including the interest of a consignor, it being understood that a lien, security interest or other pledge, charge or encumbrance, or any other type of preferential arrangement, in favor of or granted to the Seller or the Purchaser pursuant to this Agreement and the other Transaction Documents shall not constitute an Adverse Claim and excluding (i) liens for taxes, assessments or other governmental charges which are not yet due and payable, and (ii) liens granted to any Lock-Box Bank and/or the Collection Account Bank in the Collections held by such bank in the related Lock-Box Account and/or Collection Account, as the case may be, and solely for and relating to the payment of fees and other charges to such bank and the ability of such bank to recover for returned items, in each case, to the extent described and provided for in the agreement, if any, relating to such account and/or the applicable Lock-Box Agreement and/or Collection Account Agreement.

“Affected Person” has the meaning set forth in Section 1.9 of the Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliate Obligor” means any Obligor that is a Subsidiary of a Parent Obligor or that is an Affiliate of a Parent Obligor.

“Agent” shall have the meaning set forth in the preamble to the Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Manitowoc, the Seller, the Servicer or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Official in International Business Transactions.

“Anti-Terrorism Laws” has the meaning set forth in Section 1(w) of Exhibit III.

“Assumed Obligations” has the meaning set forth in the preamble to the Agreement.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank Rate” for any day for any Portion of Capital, means an interest rate per annum equal to the Eurodollar Rate on such day; provided, that if the Eurodollar Rate is determined to be unavailable on such day during any Discount Accrual Period pursuant to Section 1.11, the “Bank Rate” for such day shall be equal to the Base Rate in effect on such day; provided further that the “Bank Rate” for each day occurring during the continuance of a Termination Event shall be an interest rate equal to plus two and one-half percent (2.50%) per annum above the Base Rate in effect on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Concentration Limit” means, for any day, a percentage, not to exceed five and six-tenths percent (5.6%), determined by the Servicer.

“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greatest of (i) the rate of interest most recently announced by Wells at its principal office in Atlanta, Georgia as its prime rate, which rate is not necessarily intended to be the lowest rate of interest determined by Wells in connection with extensions of credit plus one percent (1.00%) per annum, (ii) the latest Federal Funds Rate plus one and one-half percent (1.50%) per annum and (iii) the Eurodollar Rate applicable for such day.

“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.

“Benefit Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Seller, Originator or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Bond Administration Agreement” means the Bond Administration Agreement dated as of December 21, 2006 between Manitowoc and Finacity, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Breakage Costs” is defined in Section 3.1 of the Agreement.

“Business Day” means any day that is not a Saturday or Sunday on which both (A) the Agent at its branch office in Atlanta, Georgia is open for business and (B) commercial banks in New York City are not authorized or required to be closed for business; provided, that if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, “Business Day” shall exclude any day that dealings are not carried out in the London interbank market.

“Calculation Period” means a calendar month.

“Capital” means the amount paid to the Seller in respect of Investments made by the Purchaser pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case, reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Sections 1.6(d) and 1.6(i) of the Agreement; provided, however, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Change in Control” means:

(a) with respect to Manitowoc, (i) any Person, or two or more Persons acting in concert, shall have acquired after the Closing Date beneficial ownership, directly or indirectly, of Equity Interests of Manitowoc (or other securities convertible into such Equity Interests) which, when combined with such Equity Interests beneficially owned by such Person or Persons on the Closing Date represent 30% or more of the combined voting power of all Equity Interests of Manitowoc entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Manitowoc, (ii) any Person, or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, that will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Manitowoc or control over the Equity Interests of Manitowoc entitled to vote for members of the Board of Directors of Manitowoc on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests or (iii) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Manitowoc such that a majority of the members of such Board of Directors are not Continuing Directors;

(b) with respect to any Originator, Manitowoc fails to own and control, directly or indirectly, 100% of the Equity Interests of such Originator;

(c) with respect to the Seller, Grove ceases to directly own 100% of the membership interests and other Equity Interests of the Seller, free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Senior Credit Agreement Agent or Notes Agent, but only so long as such Person is a party to an Intercreditor Agreement);

(d) with respect to the Company Notes, any Company Note ceases to be 100% owned directly by an Originator, free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Senior Credit Agreement Agent or Notes Agent, but only so long as such Person is a party to an Intercreditor Agreement);

(e) a “Change in Control” as defined in the Senior Credit Agreement; or

(f) a “Change of Control” as defined in the Notes Indenture.

“Closing Date” means March 3, 2016.

“Collection Account” means each deposit account or securities account identified on Schedule II hereto as a “Collection Account”.

“Collection Account Agreement” means, with respect to any Collection Account, an agreement, in form and substance satisfactory to the Agent, among the Seller, the Agent, the Collection Account Bank, and such other Persons as may be acceptable to the Agent, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement and with the consent of the Agent, which agreement establishes the Agent’s control (and right to assume exclusive control) of such Collection Account and funds on deposit therein.

“Collection Account Bank” means, with respect to any Collection Account, the bank holding the Collection Account.

“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by the Seller, Servicer or Originator in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest, all other charges and, if applicable, any value added or sales taxes), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) of the Agreement, (c) all other proceeds of such Receivable and (d) if applicable, all recoveries of value added taxes from any relevant Governmental Authority relating to any Pool Receivable that is a Defaulted Receivable.

“Company Note” means any subordinated promissory note issued by the Seller to an Originator under, or in connection with the transactions contemplated by, the Purchase and Sale Agreement.

“Concentration Percentage” means, on any day, (I) for any Obligor that is not a Special Obligor: (a) for any Group A Obligor, a percentage equal to forty percent (40%), or any other percentage as agreed by the Servicer and the Agent in writing, (b) for all Group B Obligors, a percentage equal to four (4) times the Base Concentration Limit, (c) for all Group C Obligors, a percentage equal to two (2) times the Base Concentration Limit and (d) for all Group D Obligors, a percentage equal to the Base Concentration Limit and (II) for any Special Obligor, the Special Obligor Concentration Percentage for such Obligor.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Manitowoc on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Contract” means, with respect to any Receivable, any and all contracts, understandings, instruments, agreements, invoices, notes, purchase orders or other writings pursuant to which such Receivable arises or which evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contractual Dilution” means any Dilution that is contractually limited prior to the sale or contribution to the Seller, pursuant to the Purchase and Sale Agreement, of the Receivable(s) that gave rise to such Dilution, such as discounts or rebates.

“Covenant Testing Period” has the meaning set forth in the Senior Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Senior Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Servicer in effect on the Closing Date and attached as Schedule IV to the Agreement, as modified in compliance with the Agreement.

“Cutoff Date” means, (a) for any Settlement Date, the final day of a preceding Calculation Period, or (b) for any other date, the Cutoff Date for the immediately preceding Settlement Date.

“Days Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month, divided by (b)(i) the aggregate credit sales made by the Originators giving rise to Pool Receivables during the three calendar months ended on or before the last day of such calendar month divided by (ii) ninety (90).

“Debt” means Indebtedness as defined in the Senior Credit Agreement without giving effect to any amendment, amendment and restatement, supplement or other modification to the Senior Credit Agreement.

“Default Horizon” means the number four (4).

“Default Horizon Calculation Period” means, for any day, a number, equal to the Default Horizon, of consecutive Calculation Periods ending with the Cutoff Date.

“Default Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing (i) the sum (without duplication) of the Net Outstanding Balances of Pool Receivables that (a) were Defaulted Receivables as of the Cutoff Date, and (b) were not Defaulted Receivables as of the previous Cutoff Date, and (c) were Eligible Receivables on at least one day during the Calculation Period by (ii) the Eligible Sales during the Loss Horizon Lookback Period.

“Defaulted Receivable” means a Receivable:

(i) as to which any payment, or part thereof, remains unpaid for at least ninety-one (91) days from the original due date, or, if applicable, the adjusted due date, provided that any such adjustments are consistent with the Credit and Collection Policy therefor;

(ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V to the Agreement; or

(iii) which has been, or, consistent with the Credit and Collection Policy, which should be, written off as uncollectible.

“Deferred Purchase Price” has the meaning set forth in Section 1.4(c) of the Agreement.

“Delinquent Receivable” means a Receivable which is not a Defaulted Receivable and:

(i) as to which any payment, or part thereof, remains unpaid for at least 61 days from the original due date therefor; or

(ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent.

“Dilution” means any non-cash credit granted to an Obligor for the purpose of reducing or canceling the Net Outstanding Balance of any Eligible Receivable of such Obligor, except to the extent that such credit is offset by the sale or contribution of an Eligible Receivable(s) to the Seller pursuant to the Purchase and Sale Agreement, as part of a transfer, cancellation (of invoice, not product), replacement (of invoice, not product), correction, or any artifact of A/R tracking, or as part of a buyback/resell arrangement between such Obligor and the applicable Originator.

“Dilution Component” means, for any day, the product of (i) the average of the Dilution Ratios for the twelve most recent Calculation Periods and (ii) the Dilution Horizon Ratio.

“Dilution Horizon” means the number one (1) (or such other number reasonably determined by the Agent from time to time following any audit performed pursuant to clause (h) of Exhibit IV and/or any other time in consultation with the Seller or the Servicer, in each case determined based upon the performance of the Receivables Pool).

“Dilution Horizon Calculation Period” means, for any day, a number, equal to the Dilution Horizon, of consecutive Calculation Periods ending with the Cutoff Date.

“Dilution Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Dilution Horizon, of Calculation Periods.

“Dilution Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Dilution Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.

“Dilution Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing: (a) the Eligible Dilution during the Calculation Period by (b) the Eligible Sales during the Dilution Horizon Lookback Period.

“Dilution Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) the Dilution Reserve Stress Factor times the average of the Dilution Ratios for the twelve most recent Calculation Periods and (y) the Spike Factor.

“Dilution Reserve Stress Factor” means the number two (2).

“Discount” means for any Portion of Capital for any Discount Accrual Period, the sum of the following amounts calculated for each day in such Discount Accrual Period,

BR x I x (1/Year)

where:

	BR	=	the Bank Rate for such Portion of Capital for such day

	I	=	the Portion of Capital for such day

	Year	=	(i) if the Bank Rate for such day and such Portion of Capital is being calculated based upon the Eurodollar Rate, then three hundred sixty (360) days, and (ii) if the Bank Rate for such day and such Portion of Capital is being calculated based upon the Base Rate, then three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable provided, however, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Discount Accrual Period” means, with respect to each Portion of Capital:

(a) initially the period commencing on the Investment Date of the related Investment and ending the last day of the calendar month in which such Investment Date occurred; and

(b) thereafter, each calendar month;

provided, however, that on and after the Facility Termination Date, the Agent may, from time to time and in its sole discretion, select any shorter or longer Discount Accrual Period for any Portion of Capital (including a period of one day).

“Discount Reserve” at any time means the sum of (i) the Termination Discount at such time, and (ii) the then accrued and unpaid Discount.

“Dividends” means any dividend or distribution (in cash or obligations) on any of the Seller’s membership or other equity interests or any warrants, options or other rights with respect to any of the Seller’s membership or other equity interests.

“Dollar” or “$” means lawful currency of the United States of America.

“Dominion Action” is defined in Section 4.3(d) of the Agreement.

“Dominion Cure Event” is defined in Section 4.3(d)(iii) of the Agreement.

“Dominion Triggering Event” is defined in Section 4.3(d) of the Agreement.

“Eligible Dilution” means, for any Calculation Period, the sum of all Variable Dilutions occurring during the Calculation Period except to the extent that such credits have been applied to any Obligor in excess of the amount of any Net Outstanding Balances owed on Eligible Receivables for any such Obligor.

“Eligible Receivables” means, at any time, Receivables:

(i) the Obligor of which is (a) a resident of the United States or (b) a resident of any other country with a long-term sovereign debt rating of “A” or higher by S&P;

(ii) the Obligor of which is not, nor has at any time during the life of such Receivable been, subject to any bankruptcy, insolvency or any other action, circumstance or proceeding of the type described in paragraph (g) of Exhibit V to the Agreement;

(iii) the Obligor of which is neither (a) an Affiliate of Manitowoc nor (b) a Sanctioned Person;

(iv) which are denominated and payable only in Dollars in the United States;

(v) which have a stated maturity; and the invoice relating thereto has been sent to the related Obligor;

(vi) which arise under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms and which contains an obligation to pay a specified amount of money, and, without limiting the foregoing, such Receivables (A) constitute legal, valid, binding and irrevocable payment obligations of the related Obligor, enforceable against such Obligor in accordance with their terms and (B) have not been terminated (according to the Servicer’s records) and whose termination is not pending;

(vii) which were created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;

(viii) which conform with all applicable laws, rulings and regulations in effect; which are not the subject of or to any dispute, offset, hold back defense, Adverse Claim, counterclaim, warranty claim or other claim or defense (including as a result of any liability of the applicable Originator to any such Obligor that is also a supplier to such Originator); and which do not arise from the sale of inventory which is subject to any Adverse Claim (it being understood that only the portion of any Receivable equal to the amount of any such dispute, offset, hold back defense, Adverse Claim, counterclaim, warranty claim or other claim or defense shall be deemed not to satisfy this clause (viii));

(ix) which were created in accordance with, and which comply with, the requirements of the Credit and Collection Policy;

(x) which arise from the sale and delivery of goods or services in the ordinary course of business of the Originator;

(xi) which do not require the consent of the related Obligor to be sold, transferred or assigned, under the related Contract or otherwise, and the Contract relating thereto does not contain any provision that restricts the ability of the Purchaser or the Agent to exercise rights thereunder or under the Transaction Documents, except in each case as consented to or waived by the related Obligor pursuant to a written consent or waiver in form and in substance satisfactory to the Agent;

(xii) which have not been modified, extended, renegotiated or restructured since their creation in any way not provided for in the Credit and Collection Policy;

(xiii) in which the Seller owns good and valid title, free and clear of any Adverse Claim, and which are freely assignable by the Seller;

(xiv) for which the Purchaser shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(xv) which constitutes accounts as defined in the UCC, and which are not evidenced by instruments or chattel paper as defined in the UCC;

(xvi) which are neither Defaulted Receivables nor Delinquent Receivables;

(xvii) which are not Receivables in any Parent Obligor Pool where the aggregate Outstanding Balance of all Defaulted Receivables in such Parent Obligor Pool exceeds fifty percent (50%) of the aggregate Outstanding Balance of all Receivables in such Parent Obligor Pool;

(xviii) which are accounts receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and are “eligible assets” as defined in Rule 3a-7 under such Act;

(xix) the Originator of which (A) is not in default in any material respect under the terms of the related Contract from which such Receivable arose and (B) is wholly-owned by Manitowoc;

(xx) that represent amounts earned and payable by the related Obligor and that are not subject to the performance of additional services or to the delivery of additional goods by the Originator thereof;

(xxi) which have not been disqualified by the Agent or the Purchaser for any other reason;

(xxii) for which the Obligor has been directed to make all payments to a Lock-Box Account which is subject to a Lock-Box Agreement;

(xxiii) which are not “bill and hold” Receivables, unless (A) the applicable Originator has received a letter from the applicable Obligor identifying the goods relating to such Receivables and stating that such Obligor accepts such goods, (B) such goods have been placed in a gated area on the premises of such Originator that does not contain any goods owned by such Originator and (C) such Originator has fulfilled all of its obligations under the applicable Contract with respect to such goods and such Receivables (and, without limiting the generality of the foregoing, such Originator has no delivery obligation with respect to such goods);

(xxiv) which are not payable in installments; and

(xxv) for which the related goods have been shipped to the applicable Obligor and for which the related services have been performed.

“Eligible Sales” means, for any Calculation Period, the sum of the Net Outstanding Balances of all Pool Receivables that were originated during or prior to the Calculation Period and were Eligible Receivables at any time during the Calculation Period but were not Eligible Receivables during any previous Calculation Period.

“Eligible Unapplied Cash and Credits” means the sum of (i) all cash and non-cash credits not applied to any Obligor, and the sum of (ii) for each Obligor, the smaller of (a) the sum of all cash and non-cash credits applied to such Obligor but not yet applied to any particular Receivable, or (b) the sum of the Net Outstanding Balance of all Eligible Receivables for which such Obligor is the Obligor.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” means, for any day, an interest rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate	=	LIBOR

1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency” funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each applicable Portion of Capital shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excess Availability Event” means, at any time, (i) the Securitization Excess Availability at such time, is less than (ii) an amount equal to 15.0% of the “Aggregate Excess Availability” (as defined in the Senior Credit Agreement) at such time.

“Excess Concentration” means, (i) for the Largest Group D Parent Obligor Pool, the amount by which the sum of the Net Outstanding Balances, or portions thereof, of the Eligible Receivables in such Largest Group D Parent Obligor Pool exceeds an amount equal to: (a) five multiplied by the Base Concentration Limit, multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool and (ii) for any other Parent Obligor Pool, the amount by which the sum of the Net Outstanding Balances, or portions thereof, of the Eligible Receivables in such Parent Obligor Pool exceeds an amount equal to: (a) the Concentration Percentage for such Parent Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Facility Termination Date” means the earliest of (a) March 3, 2021, (b) the declaration or occurrence of the Facility Termination Date pursuant to Section 2.2 of the Agreement and (c) the Purchase and Sale Termination Date under the Purchase and Sale Agreement.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.7 of the Agreement.

“Finacity” means Finacity Corporation, a Delaware corporation.

“Final Payout Date” means the date following the Facility Termination Date on which (i) the Investment Limit has been reduced to zero ($0), (ii) no Capital or Discount remains outstanding and (iii) all other amounts then due and payable by the Originators, the Seller, Manitowoc or the Servicer to the Purchaser, the Agent or any other Purchaser Party under the Transaction Documents (including, without limitation, all Assumed Obligations) have been paid in full.

“Fixed Charge Coverage Ratio” has the meaning set forth in the Senior Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Senior Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“Funding Availability” means, at any time, an amount equal to (a) NEBP, minus (b) the sum of (i) TR, plus (ii) DR, plus (iii) SFR, plus (iv) UFR, in each case, at such time and as such terms are defined in the definition of “Purchased Assets Coverage Percentage”.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state, municipal or other political subdivision thereof, any central bank (or similar monetary or regulatory authority)

thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic. Without limiting the foregoing, Governmental Authority shall include any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means any Obligor that has a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “AA-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Aa3“or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.

“Group B Obligor” means any Obligor that is not a Group A Obligor, and has a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.

“Group C Obligor” means any Obligor that is neither a Group A Obligor nor a Group B Obligor, and has a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.

“Group D Obligor” means any Obligor that is not a Group A Obligor, nor a Group B Obligor, nor a Group C Obligor.

“Grove” means Grove U.S. L.L.C., a Delaware limited liability company.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, in each case entered into in connection with this Agreement or any other Transaction Document.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations,

receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of the date hereof, among Manitowoc, the Originators, the Seller, the Agent, the Senior Credit Agreement Agent and the other parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) the Intercreditor Agreement, dated as of the date hereof, among Manitowoc, the Originators, the Seller, the Agent, the Notes Agent and the other parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Investment” has the meaning set forth in Section 1.4(a) of the Agreement.

“Investment Date” means the date on which an Investment or a Reinvestment is made pursuant to the Agreement.

“Investment Limit” means $75,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Investment Limit means, at any time, the Investment Limit minus the aggregate then outstanding Capital.

“Investment Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Joinder Agreement” means any joinder agreement entered into by the Seller and another Person, pursuant to which such Person becomes a party to the Purchase and Sale Agreement as an Originator thereunder in accordance with the applicable terms of the Purchase and Sale Agreement.

“Largest Group D Parent Obligor Pool” means, at any time, all Receivables then in the Receivables Pool owed by any of the Parent Obligors with respect to the five largest Group D Obligors (that are not Special Obligors) based on Outstanding Balance of Receivables or any Affiliate Obligor of any such Parent Obligor.

“LIBOR” means, for any day for any Capital, an interest rate per annum equal to the greater of (i) 0.0% and (ii) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest or any filing consented to by any Person of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority consented to by any Person, including any easement, right-of-way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

“Lock-Box Account” means each account maintained at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means, with respect to any Lock-Box Account, an agreement, in form and substance satisfactory to the Agent, among an Originator, the Seller, the applicable Lock-Box Bank, the Agent, and such other Persons as may be acceptable to the Agent, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement and with the consent of the Agent, which agreement establishes the Agent’s control (and right to assume exclusive control) of such Lock-Box Account and funds on deposit therein.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon” means the number four (4) (or such other number reasonably determined by the Agent from time to time following any audit performed pursuant to clause (h) of Exhibit IV and/or any other time in consultation with the Seller or the Servicer, in each case determined based upon the performance of the Receivables Pool).

“Loss Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Loss Horizon, of Calculation Periods.

“Loss Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Default Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.

“Loss Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Loss Reserve Stress Factor times (ii) the highest average of the Default Ratios for any three consecutive Calculation Periods from among the twelve most recent such averages prior to such Settlement Date, multiplied by (iii) the Loss Horizon Ratio.

“Loss Reserve Stress Factor” means the number two (2).

“Manitowoc” has the meaning set forth in the preamble to the Agreement.

“Material Adverse Effect” means, with respect to any event or circumstance and any Person, a material adverse effect on:

(a) the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer (if it is Manitowoc or an Affiliate of Manitowoc);

(b) the ability of the Seller, any Originator or the Servicer (if it is Manitowoc or an Affiliate of Manitowoc) to perform its obligations under the Transaction Documents to which it is a party or the performance of any such obligations;

(c) the validity or enforceability of any portion of, or collectibility of amounts payable under, the Agreement or any other Transaction Document;

(d) the rights and remedies of the Purchaser, the Agent or any of their respective Affiliates under the Agreement or any other Transaction Document;

(e) the status, existence, perfection, priority or enforceability of the Seller’s or the Purchaser’s interest in the Pool Receivables, Contracts, or Related Security; or

(f) the validity, enforceability or collectibility of a material portion of the Pool Receivables.

“Minimum Aggregate Excess Availability” means, at any time, the greater of (a) 10.0% of the “Aggregate Maximum Amount” (as defined in the Senior Credit Agreement) at such time and (b) $30,000,000.

“Monthly Report” means a report, in substantially the form of Annex C hereto, furnished by the Servicer to the Agent pursuant to paragraph (l)(iv) of Exhibit IV to the Agreement.

“Monthly Reporting Date” means the 20th calendar day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Seller, Originator, or any ERISA Affiliate thereof is, or was within the preceding 5 years, a contributing employer.

“Net Eligible Pool” means, on any date of calculation, a set, determined by the Servicer, of Eligible Receivables (or portions thereof) then in the Receivables Pool, provided that such set has (a) no Excess Concentrations and (b) other than Special Term Receivables, no Receivables then due more than sixty (60) days thereafter.

“Net Eligible Pool Balance” means, at any time, (a) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, minus (b) the sum of (i) Eligible Unapplied Cash and Credits, (ii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool having due dates that have been adjusted and that have been outstanding for more than ninety (90) days from their original due dates, exceeds (B) an amount equal to five percent (5%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (iii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are Governmental Authorities, exceeds (B) an amount equal to one percent (1%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (iv) the amount by which (A) the sum of the Net Outstanding Balances of the Special Term Receivables, exceeds (B) an amount equal to four percent (4%) of the Net

Outstanding Balances of the Receivables in the Net Eligible Pool and (v) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are residents of any country other than the United States, exceeds (B) an amount equal to ten percent (10%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool.

“Net Outstanding Balance” means, for any Receivable, at any time, (i) the Outstanding Balance of such Receivable reduced by the amount of any and all available, unused discounts or credits relating to such Receivable, provided that the result is greater than zero, or (ii) zero, otherwise.

“Note Documents” means the Notes, the Notes Indenture and the other “Note Documents” (as defined in the Notes Indenture).

“Notes” means Manitowoc’s $260.0 million aggregate principal amount of 12.75% Senior Secured Second Lien Notes due 2021 issued pursuant to the Notes Indenture.

“Notes Agent” has the meaning set forth in the definition of “Notes Indenture”.

“Notes Indenture” means that certain Indenture dated as of February 18, 2016 among Manitowoc, as successor by merger to MTW Cranes Escrow Corp., as issuer, the guarantors from time to time party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent (in such capacity, the “Notes Agent”), as amended, supplemented or otherwise modified from time to time; provided, however, that for purposes of any reference herein to a defined term set forth in the Notes Indenture, such reference shall be deemed to be a reference to the Notes Indenture as in effect on the Closing Date without giving effect to any amendment, supplement or other modification thereto entered into without the Agent’s written consent.

“Obligations” means, with respect to the Seller, all the Seller’s obligations hereunder and under the other Transaction Documents (including, without limitation, any payment obligations (including in respect of Discount, Capital, fees, costs, expenses and indemnities), representations, warranties and covenants).

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Originators” means each of the Persons from time to time party to the Purchase and Sale Agreement as “Originators” (including Persons that become a party to the Purchase and Sale Agreement as “Originators” pursuant to a Joinder Agreement).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“PATRIOT Act” has the meaning set forth in Section 5.15 of the Agreement.

“Parent Obligor” means any Obligor so designated by the Servicer; provided that each Obligor must be either a Parent Obligor or an Affiliate Obligor but not both.

“Parent Obligor Pool” means, for any Parent Obligor, all Receivables in the Receivables Pool owed either by such Parent Obligor or by any Affiliate Obligor of such Parent Obligor.

“Paydown Date” has the meaning set forth in Section 1.6(f) of the Agreement.

“Paydown Notice” has the meaning set forth in Section 1.6(f) of the Agreement.

“Performance Guaranty” means that certain Performance Guaranty, dated as of the date hereof, executed and delivered by Manitowoc in favor of the Purchaser and the Agent (on behalf of itself and the other Purchaser Parties), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Prior Agreement” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.4(e) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means each portion of the Capital pursuant to which the Discount with respect thereto is calculated by reference to a different interest rate.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including ownership interests of any Person.

“Purchase and Sale Agreement” means the Second Amended and Restated Purchase and Sale Agreement, dated as of June 30, 2010, among various Originators and the Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchased Assets” has the meaning set forth in Section 1.3(a) of the Agreement.

“Purchased Assets Coverage Percentage” means, at any time, a fraction, expressed as a percentage and calculated pursuant to the following formula:

C + TR + DR + SFR + UFR

NEPB

where:

C	=	the aggregate outstanding Capital at such time.

TR	=	the Total Reserve at such time.

DR	=	the Discount Reserve at such time.

SFR	=	the Servicing Fee Reserve at such time.

UFR	=	the Unused Fee Reserve at such time.

NEPB	=	the Net Eligible Pool Balance at such time.

The Purchased Assets Coverage Percentage shall be determined from time to time pursuant to the provisions of Section 1.5 of the Agreement.

“Purchaser” has the meaning set forth in the preamble to the Agreement.

“Purchaser Parties” means, collectively, the Agent, the Purchaser, the Affected Persons and the Indemnified Parties.

“Purchaser’s Account” means the applicable account set forth on Schedule VI, or such other account as may be so designated in writing by the Agent to the Seller and the Servicer.

“Receivable” means any indebtedness and other obligations owed to an Originator or the Seller or any right of any Originator or the Seller to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator, and includes, without limitation, the obligation to pay any finance charges, fees and other charges and any value added taxes or sales taxes with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means at any time all of the then outstanding Receivables in which the Seller has an interest.

“Reinvestment” has the meaning set forth in Section 1.4(b) of the Agreement.

“Related Rights” has the meaning set forth in the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and any Originator’s interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;

(b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the

Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto and/or any other financing statements, verification statements, registrations of charge or similar filings relating thereto, as applicable;

(c) all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) all proceeds of the foregoing.

“Release Agreement” means that certain Release, Assignment and Assumption Agreement, dated as of the date hereof, among Manitowoc, the Originators, the Seller, the Agent, Wells Fargo Bank, N.A., Manitowoc Cayman Islands Funding Ltd. and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Requested Remittance Amount” is defined in Section 1.6(g) of the Agreement.

“Responsible Officer” means the Chief Executive Officer of the Seller or the Servicer, as the case may be, or the President of the Seller or the Servicer, as the case may be, or, with respect to financial matters, the Chief Financial Officer of Manitowoc, any Vice President-Finance or Treasurer (or an equivalent officer); it being understood, that for purposes of this definition if the Seller or Servicer, as applicable, does not have or no longer has an officer with one of the titles set forth above, a “Responsible Officer” for purposes of this Agreement and the other Transaction Documents shall be the officer or officers of the Seller or Servicer, as applicable, designated to perform the duties of the officers described above.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of territorial-based Sanctions.

“Sanctioned Person” means a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) resident in, or determined to be resident in, a Sanctioned Country.

“Sanctions” means any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“S&P” means Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business.

“Securitization Excess Availability” means, at any time, the excess, if any, of (i) the lesser of (x) the Funding Availability at such time and (y) the Investment Limit at such time, over (ii) the aggregate outstanding Capital at such time.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Senior Credit Agreement” means the Credit Agreement, dated as of March 3, 2016, among Manitowoc, the “Subsidiary Borrowers” party thereto, the “Lenders” party thereto, and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Senior Credit Agreement Agent”), as amended, supplemented or otherwise modified from time to time; provided, however, that for purposes of any reference herein to a defined term set forth in the Senior Credit Agreement, such reference shall be deemed to be a reference to the Senior Credit Agreement as in effect on the Closing Date without giving effect to any amendment, supplement or other modification thereto entered into without the Agent’s written consent.

“Senior Credit Agreement Agent” has the meaning set forth in the definition of “Senior Credit Agreement”.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Default” means any of the following:

(a) the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or

(b) Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or

(c) any representation or warranty or certification made or deemed made by the Servicer (or any of its officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by the Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) the Servicer shall fail to perform or observe any of the covenants set forth in clause (s) of Exhibit IV to the Agreement; or

(e) the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the Servicer has notice or knowledge thereof (or, with respect to a failure to deliver the Monthly Report pursuant to the Agreement or the Weekly Report pursuant to Section 4.2(b) of the Agreement, such failure shall remain unremedied for two (2) Business Days); or

(f) the Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least ten million dollars ($10,000,000) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(g) the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due, or shall make a general assignment for the benefit of creditors or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, insolvency administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or there is appointed a receiver, trustee, insolvency administrator, custodian or other similar official for, it or for any substantial part of its property; or the Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph (i); or

(h) in the judgment of the Agent, there shall have occurred a material adverse change in (x) the ability of the Servicer to adequately service the Receivables or (y) the ability of the Purchaser to enforce or otherwise realize upon its interest in the Receivables, the Related Security or the Collections.

“Servicing Fee” means the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Reserve” at any time means the sum of (i) the unpaid Servicing Fee accrued to such time, plus (ii) an amount equal to (a) the aggregate Outstanding Balance of Pool Receivables at the time of computation multiplied by (b) the product of (x) one percent (1%) and (y) a fraction having two (2) times the Days Sales Outstanding as its numerator and three hundred sixty (360) as its denominator.

“Settlement Date” means the first (1st) Business Day following each Monthly Reporting Date.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Special Obligor” means an Obligor that is set forth on Schedule V to this Agreement; provided, however, that any such Person may be revoked as a “Special Obligor” by Agent in its sole discretion upon ten (10) Business Days prior notice to the Seller or Servicer.

“Special Obligor Concentration Percentage” means the percentage set forth opposite the name of such Special Obligor on Schedule V to this Agreement.

“Special Term Receivable” means, as of any date of determination, any Receivable then due more than sixty (60) days but not more than one hundred eighty (180) days thereafter.

“Specified Law” means (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (ii) the BASEL Accord, and (iii) any existing or future rules, regulations, guidance, interpretations or directives promulgated or issued relating to the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law).

“Spike Factor” means on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the excess, if any, of (a) the arithmetic average

Dilution Ratio for any three consecutive Calculation Periods during the twelve most recent Calculation Periods over (b) the arithmetic average of the Dilution Ratios for such twelve Calculation Periods, times (ii)(a) the highest arithmetic average Dilution Ratio for any three consecutive Calculation Periods during the twelve most recent Calculation Periods, divided by (b) the arithmetic average of the Dilution Ratios for such twelve Calculation Periods.

“Sub-Servicer” shall have the meaning set forth in Section 4.1(d) of the Agreement.

“Subject Dominion Period” is defined in Section 1.6(g) of the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Subsidiary means a Subsidiary of Manitowoc.

“Tax” or “Taxes” means any and all present or future taxes (including value added and sales taxes), levies, imposts, duties, deductions, withholdings or other charges (including any fines, penalties or interest) imposed by any Governmental Authority.

“Termination Date” means the earlier of (i) the Business Day which the Seller so designates by notice to the Agent at least thirty (30) days in advance and (ii) the Facility Termination Date.

“Termination Day” means (i) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied and (ii) each day which occurs on or after the Termination Date.

“Termination Discount” means, on any date of determination, an amount determined pursuant to the following formula:

C x {(COF x 1.50) + UFR} x (2 x DSO/360)

Where:

C	=	the aggregate outstanding Capital on such date

AD	=	the amount of Discount that accrues on all outstanding Capital on such date

COF	=	AD x 360
C

DSO	=	Days Sales Outstanding on such date

UFR	=	the “Used Fee Rate” (as defined in the Fee Letter on such date)

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Total Reserve” means, (a) the Total Reserve Percentage multiplied by (b) the Net Eligible Pool Balance.

“Total Reserve Percentage” means the greatest of (i) the sum of (a) the Loss Reserve Percentage and (b) the Dilution Reserve Percentage, (ii) the sum of (a) the Base Concentration Limit multiplied by three and (b) the Dilution Component and (iii) 16.8%.

“Transaction Documents” means the Agreement, the Fee Letter, the Purchase and Sale Agreement, each Company Note, the Performance Guaranty, the Lock-Box Agreements, the Collection Account Agreements, the Release Agreement, the Intercreditor Agreements, the Bond Administration Agreement, each Joinder Agreement and all other certificates, instruments, UCC financing statements and/or financing statements, verification statements or similar filings, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Termination Event” means an event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Unused Fee” has the meaning set forth in the Fee Letter.

“Unused Fee Rate” has the meaning set forth in the Fee Letter.

“Unused Fee Reserve” means on any date of determination, an amount equal to the product of (a) the Unused Fee Rate, times (b) two (2) times the Days Sales Outstanding at such time, times (c) the result of (1) the Investment Limit at such time minus (2) the Capital at such time, divided by (d) three hundred sixty (360).

“Used Fee” has the meaning set forth in the Fee Letter.

“Used Fee Rate” has the meaning set forth in the Fee Letter.

“Variable Dilution” means any Dilution other than Contractual Dilution.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” has the meaning set forth in Section 4.2(b) of the Agreement.

“Weekly Reporting Date” means the third Business Day immediately following the last calendar day of each calendar week.

“Weekly Reporting Event” means the occurrence of any of the following: (i) the “Aggregate Excess Availability” (as defined in the Senior Credit Agreement) at such time is less than the Minimum Aggregate Excess Availability at such time, (ii) Manitowoc is required to provide weekly reporting under the Senior Credit Agreement or (iii) the Securitization Excess Availability is less than 25.0% of the Minimum Aggregate Excess Availability and the Agent has provided the Seller or the Servicer with written notice to commence delivering Weekly Reports.

“Weekly Reporting Period” means the period (i) beginning on the date, if any, upon which a Weekly Reporting Event shall occur and (ii) ending on the date, if any, that is sixty (60) days following the date upon which no Weekly Reporting Event is continuing.

“Weekly Settlement Date” means the first (1st) Business Day following each Weekly Reporting Date during the Weekly Reporting Period.

“Wells” has the meaning set forth in the preamble.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF INVESTMENTS AND REINVESTMENTS

1. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of the Closing Date, provided that the Agent shall have received on or before the Closing Date, each in form and substance (including the date thereof) satisfactory to the Agent:

(a) Counterparts of the Agreement, the Fee Letter, the Performance Guaranty, the Lock-Box Agreements, the Collection Account Agreements, the Intercreditor Agreements and the other Transaction Documents, signed by the parties thereto.

(b) Certified copies of (i) the resolutions of the Board of Directors (or the shareholders, as applicable) of the Seller, Servicer and Originator authorizing the execution, delivery, and performance by the Seller, Servicer or Originator, as the case may be, of the Transaction Documents to which they are a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the certificate of incorporation, by-laws or articles of association (or other constituent documents) of the Seller, Servicer and Originator.

(c) A certificate of the Secretary or Assistant Secretary (or the managing director(s), as applicable) of the Seller, Servicer and Originator certifying the names and true signatures of its officers authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Agent receives a subsequent incumbency certificate from the Seller, Servicer or Originator in form and substance satisfactory to the Agent, the Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, Servicer or Originator, as the case may be.

(d) Good standing certificates with respect to the Seller, any Originator and the Servicer issued by the Secretaries of State (or comparable office) of the jurisdiction of such Person’s organization.

(e) Financing statements or amendments thereto (or any equivalent filings or recordings in the relevant jurisdiction) duly filed on or before the Closing Date under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Purchaser contemplated by this Agreement and the other Transaction Documents.

(f) UCC financing statements, amendments thereto or termination statements, if any, necessary to release or assign to the Purchaser all ownership interests, security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Seller or Originator.

(g) Favorable opinions of external counsel to the Seller in form and substance acceptable to the Agent, as to corporate, enforceability, UCC and such other matters (including absence of conflict with the Senior Credit Agreement) as the Agent may reasonably request.

(h) Favorable opinions of external counsel to the Seller in form and substance acceptable to the Agent, as to true sale and non-consolidation matters, as the Agent may reasonably request.

(i) A pro-forma Monthly Report.

(j) Any amounts payable on or prior to the Closing Date under, and in accordance with the terms of, the Fee Letter shall have been paid in full.

(k) In the event that any lender, purchaser or agent under any debt or purchase facility to which an Originator or the Servicer is a party must consent to the execution, delivery or performance of the Transaction Documents by such Originator or the Servicer, or to the consummation of any of the transactions contemplated thereby, evidence that such consent has been obtained.

(l) Internal credit approval of Wells with respect to the transactions contemplated hereby.

(m) Receipt by the Agent of the most recent audit (the “Field Exam”) of the performance of the Seller, the Servicer and the Originators hereunder and under each of the related Transaction Documents performed by Protivity Inc. (“Protivity”) and confirmation from Protivity to the effect that the Agent and the Purchaser shall be entitled to rely upon the Field Exam.

(n) Such other approvals, opinions or documents as the Agent may reasonably request.

2. Conditions Precedent to All Investments and Reinvestments. Each Investment (including the initial Investment, but excluding the deemed Investment made as of the Closing Date pursuant to Section 1.3(a)) and each Reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each Investment, the Agent shall have received, by the time of such Investment, in form and substance satisfactory to the Agent, (x) a completed Monthly Report with respect to the period ending on the close of business on the Business Day immediately preceding the date of the related Investment Notice and a completed Monthly Report with respect to the calendar month ended immediately prior to such Investment, and (y) all other reports and information required to be delivered under this Agreement by the Seller or the Servicer; and

(b) on the date of such Investment or Reinvestment, as the case may be, and both immediately before and immediately after giving effect thereto, the following statements shall be true (and acceptance of the proceeds of such Investment or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III and Exhibit VI to the Agreement are true and correct in all material respects on and as of the date of such Investment or Reinvestment as though made on and as of such date;

(ii) each of the Originators, Servicer and the Seller shall have performed and observed all terms, covenants and agreements contained in this Agreement or any other Transaction Document on its part to be performed or observed (including, without limitation, the delivery of each completed Weekly Report required hereunder);

(iii) without limiting the foregoing, no event has occurred and is continuing, or would result from such Investment or Reinvestment or from the application of proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event;

(iv) without limiting the foregoing or Section 1.1(a):

A. the aggregate outstanding Capital will not exceed the Investment Limit; and

B. the Purchased Assets Coverage Percentage will not exceed 100%.

(v) without limiting the foregoing, no contribution failure has occurred with respect to any Benefit Plan sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code, and the Internal Revenue Service has not filed notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any asset of the Seller or Originator, and the Pension Benefit Guaranty Corporation has not filed any notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Seller or Originator, unless, in either case, such lien shall have been released prior to the date of such Investment or Reinvestment; and

(vi) the Facility Termination Date has not occurred.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified if any failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including the Seller’s use of the proceeds of Investments, Reinvestments and the Deferred Purchase Price, (i) are within the Seller’s corporate or organizational powers, (ii) have been duly authorized by all necessary corporate or organizational action on the part of the Seller, (iii) do not contravene or result in a default under or conflict with (1) the Seller’s articles of organization, limited liability company agreement, operating agreement, bylaws or similar organizational documents, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property unless, in each case, such contravention, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party other than those previously obtained or UCC filings.

(d) Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The Seller is the legal and beneficial owner of, and has good and marketable title to the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim. Upon each Investment or Reinvestment under the Agreement (including, without limitation, the deemed Investment occurring on the Closing Date pursuant to Section 1.3(a)), the Purchaser shall acquire a valid and enforceable perfected ownership or security interest in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of

III-1

any Adverse Claim. The Agreement creates a valid ownership or security interest in favor of the Purchaser in the Pool Assets, and the Purchaser has a first priority perfected ownership or security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents.

(f) Each Monthly Report, Weekly Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent or the Purchaser in connection with the Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.

(g) The principal place of business and chief executive office (as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address referred to in Section 1(b) of Exhibit IV.

(h) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedule II to the Agreement (except as otherwise consented by the Agent in accordance with clause 1(i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts, lock-boxes and post office boxes are subject to Lock-Box Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.

(i) The Seller is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could be reasonably be expected to have a Material Adverse Effect.

(j) No proceeds of any Investment or Reinvestment will be used by the Seller for any purpose that violates any applicable law, rule or regulation, including, without limitation, Regulations T, U or X of the Federal Reserve Board.

(k) Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.

(l) No event has occurred and is continuing, or would result from any Investment or Reinvestment or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.

(m) The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.

(n) The Seller has complied with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents.

III-2

(o) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and the Seller does not use and has not during the last five (5) years used any other corporate name, trade name, doing-business name or fictitious name, and except for names first used after the Closing Date and set forth in a notice delivered to the Agent pursuant to Section 1(l)(vii) of Exhibit IV.

(p) The Seller has filed or caused to be filed all U.S. federal income tax returns and all other returns, statements, forms and reports for Taxes, domestic or foreign, required to be filed by it and has paid all Taxes payable by it which have become due or any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of the Seller).

(q) The Seller (i) is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended and (ii) is not a “covered fund” under the Volcker Rule.

(r) The consolidated balance sheet of Manitowoc as at December 31, 2015, a copy of which has been furnished to the Agent, fairly presents the financial condition of Manitowoc in all material respects, as at such date, and since the date of such balance sheet, there has been no material adverse change in the financial condition of the Seller or Manitowoc or the ability of the Seller, Servicer or Originator to perform its material obligations under the Agreement or the other Transaction Documents to which it is a party or the collectibility of the Pool Receivables, or which affects the legality, validity or enforceability of the Agreement or the other Transaction Documents.

(s) There is no pending action, suit or proceeding and, to the Seller’s knowledge, no threatened action, suit or proceeding, against the Seller, the Servicer or any Originator before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or which questions the validity of any of the transactions contemplated by any Transaction Document.

(t) The facts and assumptions relating to the Seller set forth in the opinions rendered by external counsel to the Seller and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct in all material respects.

(u) The Seller’s federal tax identification number is 20-3841459.

(v) The Seller is not in default under any of its contractual obligations.

(w)(i) Neither the Seller nor any director, officer, employee, agent or Affiliate of the Seller (A) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (B) is in violation of (A) any of the laws, regulations and executive orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1705), the Trading with the Enemy Act

III-3

(50 U.S.C. App. §§ 1-44), and the Office of Foreign Assets Control, Department of the Treasury regulations (31 C.F.R. Parts 500 et seq.), or (B) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), and (ii) neither the Seller nor, to the knowledge of the Seller, any director or officer of the Seller is a Sanctioned Person or otherwise the target of Sanctions. No part of the proceeds of any Investment or Reinvestment will be unlawfully used directly or, to the knowledge of the Seller, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (iii) in any other manner that will result in any violation by the Seller or, to the knowledge of the Seller, by any other Person (including any Indemnified Party) of any Anti-Terrorism Laws or any Anti-Corruption Laws.

(x) The Seller has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by the Seller and its directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

(y) The Seller is not required to account to any Governmental Authority for any value added or similar Tax in respect of the sale by it of any Receivable and no withholding or other Tax is deductible or payable on any payment made by an Obligor with respect to any Receivable.

2. Representations and Warranties of the Servicer. The Servicer represents and warrants as follows:

(a) The Servicer is a corporation, duly incorporated, organized or amalgamated, validly existing and in active status under the laws of the State of Wisconsin. The Servicer is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Servicer of the Agreement and the other Transaction Documents to which it is a party, (i) are within the Servicer’s corporate or organizational powers, (ii) have been duly authorized by all necessary corporate or organizational action on the part of the Servicer, (iii) do not contravene or result in a default under or conflict with (1) the Servicer’s charter or by-laws, (2) any law, rule or regulation applicable to the Servicer, (3) any contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Servicer.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Servicer of the Agreement or any other Transaction Document to which it is a party, other than those previously obtained.

III-4

(d) Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The consolidated balance sheets of Manitowoc and its subsidiaries as at December 31, 2015, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Servicer and Manitowoc and its other subsidiaries in all material respects, as at such date, and since December 31, 2015, no event has occurred that has had, or could be reasonably expected to have, a Material Adverse Effect.

(f) There is no pending action or proceeding and, to the Servicer’s knowledge, no threatened action or proceeding, against the Servicer before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.

(g) The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.

(h) Each Monthly Report, Weekly Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Agent in connection with the Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.

(i) The Servicer is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(j) Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.

(k) No event has occurred and is continuing, or would result from an Investment, Reinvestment or payment of the Deferred Purchase Price or from the application of proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.

(l) The Seller is the legal and beneficial owner of, and has good and marketable title to the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim. Upon each Investment or Reinvestment under the Agreement (including, without limitation, the deemed investment occurring on the Closing Date pursuant to Section 1.3(a)), the Purchaser shall acquire a valid and enforceable perfected ownership or security interest in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a valid ownership or security interest in favor of the

III-5

Purchaser in the Pool Assets, and the Purchaser has a first priority perfected ownership or security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents.

(m) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and the numbers of any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedule II to the Agreement (except as otherwise consented by the Agent in accordance with clause 1(i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts and all such lock-boxes and post office boxes are subject to Lock-Box Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.

(n) The Servicer has filed or caused to be filed all U.S. federal income tax returns and all other returns, statements, forms and reports for Taxes, domestic or foreign, required to be filed by it and has paid all Taxes payable by it which have become due or any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Servicer; and (ii) in the case of taxes (“designated taxes”) other than income or similar taxes, if the failure to pay such designated taxes could not reasonably be expected to result in a Material Adverse Effect.

(o) The facts and assumptions relating to the Servicer set forth in the opinions rendered by external counsel to the Servicer and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct.

(p)(i) Neither the Servicer nor any director, officer, employee, agent or Affiliate of the Servicer (A) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (B) is in violation of any Anti-Terrorism Laws, and (ii) none of the Servicer or any of its Subsidiaries or, to the knowledge of the Servicer, any director or officer of any of the foregoing is a Sanctioned Person or otherwise the target of Sanctions. No part of the proceeds of any Investment or Reinvestment will be unlawfully used directly or, to the knowledge of the Servicer, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (iii) in any other manner that will result in any violation by the Servicer or, to the knowledge of the Servicer, by any other Person (including any Indemnified Party) of any Anti-Terrorism Laws or any Anti-Corruption Laws.

(q) The Servicer has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by the Servicer, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

III-6

EXHIBIT IV

COVENANTS

1. Covenants of the Seller and the Servicer. Until the Final Payout Date:

(a) Compliance with Laws, Etc. The Seller and the Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectibility of the Receivables or the enforceability of any related Contract or materially adversely affect the ability of the Seller or Servicer to perform its obligations under any related Contract or under the Agreement or any other Transaction Document.

(b) Offices, Records and Books of Account, Etc. The Seller (i) shall keep its principal place of business, chief executive office and state of formation (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on Schedule I to the Agreement or, upon at least thirty (30) days’ prior written notice of a proposed change to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest of the Purchaser in the Receivables and related items (including the Pool Assets) of the Agreement have been taken and completed and (ii) shall not, without the prior written consent of the Agent, make any change in (A) the Seller’s name, identity or company structure (including a merger) or (B) the Seller’s jurisdiction of formation. Each notice to the Agent pursuant to this paragraph shall set forth the applicable change and the effective date thereof. The Seller and the Servicer also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each Receivable). Without limiting the foregoing, the Servicer shall maintain adequate computer and other systems in order to service the Receivables.

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller and Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, and a first priority perfected ownership or security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Purchaser under the Agreement as the Purchaser, through the Agent, may request.

(e) Sales, Liens, Etc. Except for retransfers of Pool Receivables to the Originators in accordance with the Purchase and Sale Agreement, neither the Seller nor Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Asset (including the Seller’s interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent) or assign any right to receive income in respect of any items contemplated by this paragraph (e).

(f) Extension or Amendment of Receivables. Except as provided in the Agreement and the Credit and Collection Policy, neither the Seller nor Servicer shall extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract.

(g) Change in Business or Credit and Collection Policy. Neither the Seller nor the Servicer shall make any material change in the character of its business, or make any change in the Credit and Collection Policy that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or materially adversely affect the ability of the Seller or Servicer to perform its obligations under any related Contract or under the Agreement. Neither the Seller nor Servicer shall make any material change in the Credit and Collection Policy without the prior written consent of the Agent.

(h) Audits. The Seller and Servicer shall, at its own expense and at any time and from time to time (but, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, not more than once during any calendar year), during regular business hours, upon reasonable advance notice as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or Servicer relating to Receivables and the Related Security, including, without limitation, the related Contracts and (ii) to visit the offices and properties of the Seller or Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s or the Servicer’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Seller or Servicer having knowledge of such matters; provided, however, that if in connection with the performance of any such audit conducted pursuant to this Section, the Agent is notified of any event or circumstance that (I) in the Agent’s reasonable determination has caused, or is reasonably likely to cause, a Material Adverse Effect or (II) the Agent reasonably believes has resulted in (A) a breach of any term, condition or agreement of the Agreement or any other Transaction Document or (B) any Termination Event or Unmatured Termination Event, in any case, the Agent, or its agents or representatives, shall be permitted to take additional actions of the type permitted under clauses (i) and (ii) above at the expense of the Seller and the Servicer.

(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. Neither the Seller nor Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or Servicer or payments to be made to any Lock-Box Account (or related lock-box or post office box), unless the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including, without limitation, Lock-Box Agreements as applicable) that it may request in connection therewith.

(j) Lock-Box Accounts; Lock-Boxes; Post Office Boxes. The Seller or the Servicer shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to one or more Lock-Box Accounts subject to Lock-Box Agreements or to lock-boxes or post office boxes subject to Lock-Box Agreements to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes or post office boxes to be removed and deposited into such Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the Seller or the Servicer into Lock-Box Accounts subject to Lock-Box Agreements not later than one Business Day (or, in the case of amounts received by the Seller or Servicer after 3:00 p.m. on any Business Day, the second Business Day following such receipt) after receipt thereof. Neither the Seller nor Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(k) Marking of Records. At its expense, the Seller (or the Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, with a legend or other notation evidencing that the Pool Receivables and related Contracts have been pledged or assigned, as applicable, and the Purchased Assets have been sold and assigned, in each case, to the Purchaser in accordance with the Agreement.

(l) Reporting Requirements. The Seller or the Servicer shall provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i) as soon as available and in any event within thirty (30) days after the end of each calendar month, consolidated balance sheets of the Seller and Manitowoc (separately for each), respectively, and (in the case of Manitowoc) its subsidiaries as of the end of such month and statements of operations, cash flows and shareholders’ equity of the Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the chief financial officer of the Seller and Manitowoc as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition, results or operations and cash flows of such Person in accordance with GAAP, as of the end of, and for, such period (subject to normal year-end audit adjustments), as applicable;

(ii) as soon as available and in any event within thirty (30) days after the end of each calendar month, a certificate from the chief financial officer of Manitowoc, which shall provide a calculation for the financial covenant(s) set forth in this Agreement, regardless of whether such financial covenant(s) is then being tested;

(iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller and Manitowoc (separately for each), or such later time (not more than fifteen (15) days later) as Manitowoc may have to deliver financial statements to the Securities and Exchange Commission pursuant to an extension granted by the Securities and Exchange Commission), consolidated statements of operations, cash flows and stockholder’ equity of the Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for such year and the related consolidated balance sheets of the Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries as at the end of such year, accompanied by an opinion of independent certified public accountants of recognized national standing (without any qualifications, including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of any financial covenant set forth in this Agreement), which opinion shall state that said consolidated financial statements fairly present the consolidated financial conditions, results or operations and cash flows of the Seller and Manitowoc as applicable and (in the case of Manitowoc) its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(iv) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Manitowoc, or such later time (not more than fifteen (15) days later) as Manitowoc may have to deliver financial statements to the Securities and Exchange Commission pursuant to an extension granted by the Securities and Exchange Commission), a certificate from the chief financial officer of Manitowoc, which shall provide a calculation for the financial covenant(s) set forth in this Agreement, regardless of whether such financial covenant(s) is then being tested;

(v) as soon as available and in any event not later than the Monthly Reporting Date, a Monthly Report as of the calendar month ended immediately prior to such Monthly Reporting Date;

(vi) as soon as possible and in any event within two Business Days after an officer of the Seller or the Servicer obtains knowledge of the occurrence of a Termination Event or Unmatured Termination Event, a statement of a Responsible Officer of the Seller or the Servicer setting forth details of such Termination Event or event and the action that the Seller or the Servicer has taken and proposes to take with respect thereto;

(vii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller, Originator or any ERISA Affiliate thereof files under ERISA or the Internal Revenue Code with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller, Originator or any ERISA Affiliate thereof receives from any of the foregoing or from any Multiemployer Plan;

(viii) at least sixty (60) days prior to any change in the Seller’s name, jurisdiction of formation or any other change requiring the amendment of a UCC financing statement in order to maintain the perfection of an ownership and security interest, a notice setting forth such changes and the effective date thereof;

(ix) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, the Servicer or any of their respective Affiliates as the Agent may from time to time reasonably request;

(x) promptly after a Responsible Officer of the Seller or Servicer obtains notice or knowledge thereof, notice of any litigation, investigation or proceeding which would be reasonably expected to have a material adverse effect on the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer; and

(xi) promptly after a Responsible Officer of the Seller or Servicer obtains notice or knowledge thereof, notice of a material adverse change in the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer.

(m) Separate Existence. The Seller and Servicer hereby acknowledges that the Purchaser and the Agent are entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from the Servicer, Manitowoc and each Originator. Therefore, the Seller and Servicer shall at all times take all reasonable steps to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Servicer, Manitowoc, any Originator and any other Person, and is not a division of the Servicer, Manitowoc, any Originator and any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in paragraph (a) of this Exhibit IV, the Seller and Servicer shall take such actions as shall be required in order that:

(i) The Seller will be a limited purpose limited liability company whose sole activities are restricted in its limited liability company agreement to purchasing Receivables from the Originators, entering into agreements for the servicing of such Receivables, selling and pledging or assigning, as applicable, such Receivables (and related Pool Assets) as contemplated by the Agreement and conducting such other activities as it deems necessary or appropriate to carry out its primary purpose;

(ii) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who (A) has (1) prior experience as an Independent Director for a corporation or limited liability company whose organizational documents required the unanimous consent of all Independent Directors thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience and is currently employed with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and who are not (except as members of the Seller’s Board of Directors) direct, indirect or beneficial stockholders, officers, directors, employees, affiliates, associates, customers or suppliers of the Seller, Manitowoc or any Originator or any of their respective Affiliates (B) is not, and has not been for a period of five years prior to his or her appointment as an Independent Director of the Seller: (1) a director, officer, employee, partner, manager, attorney, supplier or customer of Manitowoc or any Affiliate thereof, (2) a stockholder (whether direct, indirect or beneficial), associate, advisor or supplier of Manitowoc or any Affiliate thereof, (3) a person related to any person referred to in clauses (1) or (2) above, (4) a person or other entity controlling or under common control with any such stockholder, partner, manager, customer, supplier, employee, officer or director or (5) a trustee, conservator or receiver for any member of Manitowoc or any Affiliate thereof (it being understood that, as used in this definition, “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise); provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by Manitowoc or any of its Affiliates and (C) is agreed to by the Agent. The limited liability company agreement of the Seller shall provide (i) that the Seller’s Board of Directors shall not approve, or take any other action to cause the commencement of a voluntary case or other proceeding with respect to the Seller under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law, or the appointment of or taking possession by, a receiver, liquidator, assignee, trustee, custodian, or other similar official for the Seller unless in each case the Independent Director shall approve the taking of such action in writing prior to the taking of such action, (ii) for the same definition of “Independent Director” as used herein and (iii) that the provisions required by clauses (i) and (ii) above cannot be amended without the prior written consent of each Independent Director and the Agent. The Independent Director’s fiduciary duty shall be to the Seller (and its creditors) and not to the Seller’s members or other equityholders in respect of any decision of the type described in the preceding sentence. In the event an Independent Director resigns or otherwise ceases to be a director of the Seller, there shall be selected a replacement Independent Director who (x) shall not be an individual within the proscriptions of the first sentence of this subparagraph (ii) or any individual who has any other type of professional relationship with the Seller, Manitowoc or any Originator or any of their respective Affiliates or any management personnel of any such Person or Affiliate and (y) shall be acceptable to the Agent;

(iii) No Independent Director shall at any time serve as a trustee in bankruptcy for any Originator or any Affiliate thereof;

(iv) Any employee, consultant or agent of the Seller will be compensated from the Seller’s own bank accounts for services provided to the Seller except as provided herein in respect of the Servicing Fee. The Seller shall not engage any agents other than a servicer for the Receivables, which servicer will be fully compensated for its services to the Seller by payment of the Servicing Fee;

(v) The Seller shall not incur any material indirect or overhead expenses for items shared between the Seller and the Originators or any Affiliate thereof which are not reflected in the Servicing Fee or otherwise appropriately allocated between such Persons based on usage in accordance with the next sentence. To the extent, if any, that the Seller and the Originators or any Affiliate thereof share items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Manitowoc shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal and other fees;

(vi) The Seller’s operating expenses shall not be paid by any Originator or any Affiliate thereof unless the Seller shall have agreed in writing with such Person promptly to reimburse such Person for any such payments;

(vii) The Seller will have its own separate mailing address and stationery;

(viii) The Seller’s books and records will be maintained separately from those of the Servicer, Manitowoc and the Originators or any respective Affiliate thereof;

(ix) Any financial statements of the Servicer, Manitowoc, any Originator or any respective Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that the Seller is a separate corporate entity and has sold and assigned ownership interests in the Seller’s accounts receivable;

(x) The Seller’s assets will be maintained in a manner that identifies and segregates them from those of the Servicer, Manitowoc, the Originators and any of their respective Affiliates;

(xi) The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, Manitowoc, the Originators and any respective Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, Manitowoc, the Originators or any respective Affiliate thereof. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, Manitowoc, the Originators or any respective Affiliate thereof (other than Manitowoc or any Affiliate thereof in their capacities as Servicer) has independent access. The Seller’s funds will not at any time be pooled with any funds of the Servicer, Manitowoc, the Originators or any respective Affiliate thereof;

(xii) The Seller shall pay to the Originators the marginal increase (or, in the absence of such increase, the market amount of its portion) of the premium payable with respect to any insurance policy that covers the Seller and any Affiliate thereof, but the Seller shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any such insurance policy, with respect to any amounts payable due to occurrences or events related to the Servicer, Manitowoc, the Originators or any respective Affiliate thereof; and

(xiii) The Seller will maintain arm’s length relationships with the Servicer, Manitowoc, the Originators and any respective Affiliate thereof and, except as contemplated by the Transaction Documents, will have no other dealings, contractual, financial or otherwise, among themselves. Any Originator or any Affiliate thereof that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services. No Seller, Originator or any Affiliate thereof will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

The Seller shall cause the facts and assumptions relating to the Seller, and the Servicer shall cause the facts and assumptions relating to the Servicer, in each case set forth in the opinions rendered by external counsel to the Seller and Servicer and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, to remain true and correct in all material respects at all times.

(n) Mergers, Acquisitions, Sales, etc.

(i) The Seller shall not:

(A) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire, whether in one or a series of transactions, all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest or Equity Interest in, any other Person, or sell, transfer, assign, convey or lease any of its property and assets (including, without limitation, any Pool Receivable or any interest therein) other than pursuant to this Agreement;

(B) acquire Receivables from any Person other than an Originator (and all such Receivables shall be acquired pursuant to the Purchase and Sale Agreement);

(C) make, incur or suffer to exist an investment in, equity contribution to, loan, credit or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for obligations incurred pursuant to the Transaction Documents;

(D) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any Equity Interests in any other Person; or

(E) issue any membership or equity interest any Person, or take any other action, that would cause a Change in Control.

(ii) The Servicer shall not be a party to any merger or consolidation or sell, transfer, assign, convey or lease all or substantially all of its property or assets.

(o) Restricted Payments.

(i) General Restriction. Except in accordance with subparagraph (ii) below, the Seller shall not (A) purchase or redeem any of its membership or other equity interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any subordinated indebtedness of the Seller, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any Originator. Actions of the type described in this clause (i) are herein collectively called “Restricted Payments”.

(ii) Types of Permitted Payments. Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only to the Originators and only in one or more of the following ways:

(A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms; and

(B) if no amounts are then outstanding under the Company Notes, the Seller may declare and pay Dividends.

(iii) Specific Restrictions. The Seller may make Restricted Payments only out of Collections paid or released to the Seller pursuant to Section 1.6 of the Agreement. Furthermore, the Seller shall not pay, make or declare any Restricted Payment (including any Dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(p) Use of Seller’s Share of Collections. The Seller shall apply the Collections that are available to the Seller in accordance with the Agreement to make payments in the following order of priority: first, the payment of its expenses (including, without limitation, the obligations payable to the Purchaser, the Agent and the other Purchaser Parties under the Transaction Documents), second, the payment of accrued and unpaid interest on the Company Notes, third, the payment of the outstanding principal amount of the Company Notes, and fourth, other legal and valid company purposes.

(q) Amendments to Certain Documents.

(i) Neither the Seller nor the Servicer shall terminate, amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) the Purchase and Sale Agreement, the Company Notes, any other document executed under the Purchase and Sale Agreement, any Collection Account Agreement, any Lock-Box Agreement or the Seller’s articles of organization or limited liability company agreement or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Agent.

(ii) Neither the Seller nor the Servicer shall enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

(iii) Neither the Seller nor the Servicer shall terminate, amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) the Bond Administration Agreement or otherwise vary, modify or assign (or consent to any of the foregoing) any obligations of Finacity under the Bond Administration Agreement or otherwise with respect to this Agreement or any other Transaction Documents, in each case, without the advance written consent of the Agent in its sole discretion.

(r) Incurrence of Indebtedness. The Seller shall not (i) create, incur or permit to exist, any Debt or (ii) cause or permit to be issued for its account any letters of credit or bankers’ acceptances, except for indebtedness incurred pursuant to the Company Notes or incurred pursuant to or in connection with the Agreement or otherwise permitted by the Agreement.

(s) Minimum Fixed Charge Coverage Ratio. During each Covenant Testing Period (including the first and last day thereof (if such last day is the last day of a fiscal month)), Manitowoc shall maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 calculated for each 12 consecutive month period ending on the last day of each fiscal month (commencing with the month ending on the first day of such Covenant Testing Period); provided, that for any such period ending on or prior to March 31, 2017, the Fixed Charge Coverage Ratio shall be calculated for the period commencing April 1, 2016 and ending on the last day of such period; and provided, further, that the Fixed Charge Coverage Ratio shall not be measured for any period ending prior to April 30, 2016.

(t) Additional Financing Statements; Performance by the Agent. The Seller hereby authorizes the Agent or the Agent’s designee (which may be counsel for the Seller or counsel for the Agent) to file one or more UCC financing or continuation statements on or after the Closing Date, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security (and the other Pool Assets) whether now existing or hereafter arising. Without limiting the foregoing, the Seller hereby authorizes the Agent to file any financing statement that (i) indicates the property or collateral covered thereby (x) as all assets of the Seller or words of similar effect, regardless of whether any particular asset in the collateral falls within the scope of Article 9 of the UCC of the jurisdiction in which such financing statement is filed, or (y) as being of an equal or lesser scope or with greater detail, and (ii) contains any other information permitted or required by Article 9 of the UCC of the jurisdiction in which such financing statement is filed regarding the sufficiency or filing office acceptance of any financing statement, including whether the Seller is an organization, the type of organization and any organizational identification number issued to the Seller. If the Seller fails to perform any of its agreements or obligations under the Agreement or any other Transaction Documents, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent or its designee incurred in connection therewith shall be payable by the Seller as provided in Section 5.4 of the Agreement.

(u) Commercial Tort Claims. The Seller and the Servicer shall promptly, and in any event within two (2) Business Days after the same is acquired by the Seller or the Servicer, notify the Agent of any commercial tort claim (as defined in the UCC) acquired by the Seller and, unless otherwise consented by the Agent, the Seller shall enter into a supplement to the Agreement granting to the Purchaser a security interest in such commercial tort claim.

(v) Securitization Excess Availability. If at any time the Fixed Charge Coverage Ratio for the prior fiscal quarter of Manitowoc was less than 1.00:1.00, until such event is no longer continuing, the Seller and Manitowoc shall cause the Securitization Excess Availability to be no less than 15.0% of the Aggregate Excess Availability (as defined in the Senior Credit Agreement) at such time.

(w) No Petition Agreement by the Servicer. The Servicer hereby agrees that it will not institute, or join any other Person in instituting, against the Seller any Insolvency Proceeding for at least two years and one day following the Final Payout Date. The Servicer further agrees that notwithstanding any provisions contained in the Agreement to the contrary, the Seller shall not, and shall not be obligated to, pay any amount in respect of any Servicing Fee or otherwise to the Servicer pursuant to the Agreement unless the Seller has received funds which are available therefore pursuant to Section 1.6 of the Agreement. Any amount which the Seller does not pay pursuant to the operation of the preceding sentence shall not constitute a claim against or corporate obligation of the Seller for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this clause shall survive any termination of the Agreement.

(x) [Reserved.]

(y) [Reserved.]

(z) Certain Tax Matters regarding the Seller. Neither the Servicer nor the Seller will take any action or omit to take any action that could, individually or in the aggregate, reasonably likely cause Seller to be subject to any tax measured by gross or net income, or the substantial equivalent thereof.

(aa) OFAC. The Seller shall not use any proceeds of any Receivable or any Investment under the Agreement to unlawfully fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(bb) [Reserved.]

(cc) Further Assurances. The Seller and the Servicer (i) shall provide, at its own expense, such cooperation, information and assistance, and prepare and supply the Agent with such data regarding the Receivables and the performance by the Seller and the Servicer of their respective obligations under the Agreement and each of the other Transaction Documents, as may be reasonably requested by the Agent from time to time and (ii) hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the purchases made under the Agreement and/or security interest granted pursuant to the Agreement or any other Transaction Document, or to enable the Agent (on behalf of the Purchaser) to exercise and enforce the Purchasers’ rights and remedies under the Agreement and any other Transaction Document.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) the Servicer, any Originator or Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days; or

(b) Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or

(c) any representation or warranty or certification made or deemed made by the Seller, any Originator or Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by the Seller or Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) the Seller, any Originator or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed, or the Seller shall fail to enforce any rights under any Transaction Document against any Originator or shall give up any such rights, and any such failure (or such giving up) shall remain unremedied for ten (10) Business Days after the Seller, any Originator or the Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver a Monthly Report or Weekly Report pursuant to the Agreement, such failure shall remain unremedied for two (2) Business Days); or

(e) there shall occur any of the following (i) the Seller, any Originator or the Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least (x) in the case of any Originator or Servicer, ten million dollars ($10,000,000) or, (y) in the case of the Seller, ten thousand dollars ($10,000), in any case, in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof, (ii) an “Event of Default” (as defined under the Note Documents) shall have occurred under the Note Documents or (iii) an “Event of Default” (as defined under the Senior Credit Agreement) shall have occurred under the Senior Credit Agreement; or

(f) the Agreement or any Investment or Reinvestment pursuant to the Agreement (including, without limitation, the deemed Investment occurring on the Closing Date pursuant to Section 1.3(a) of the Agreement) shall for any reason (other than pursuant to the terms hereof) (i) cease to create, or cease to be, a valid and enforceable perfected ownership or security interest in each Pool Receivable and the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim or (ii) cease to create with respect to the Pool Assets, or the interest of the Purchaser with respect to the Pool Assets shall cease to be, a valid and enforceable first priority perfected ownership or security interest, free and clear of any Adverse Claim; or

(g) the Seller, Manitowoc, any Originator, the Servicer that is an Affiliate of Manitowoc or any other Subsidiary of Manitowoc or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due, is threatened with insolvency, or shall make a general assignment for the benefit of creditors or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness; or any proceeding shall be instituted by or against the Seller, Manitowoc, any Originator or the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, insolvency administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or there is appointed a receiver, trustee, insolvency administrator, custodian or other similar official for, it or for any substantial part of its property) or the Seller, Manitowoc, any Originator or the Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h) as of the last day of any calendar month, the arithmetic average for the most recent three calendar months of (A) the Default Ratios shall exceed three and one-half percent (3.5%), or (B) the Dilution Ratios shall exceed seven and one-half percent (7.5%); or

(i) the Purchased Assets Coverage Percentage shall exceed one hundred percent (100%) and such condition shall continue unremedied for more than two (2) consecutive Business Days; or

(j) a Change in Control shall occur with respect to Manitowoc, any Originator, any Company Note or the Seller; or

(k) any contribution failure has occurred with respect to a Benefit Plan sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code and such failure is not cured and any related lien released within five (5) Business Days, the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Seller or any Originator and such lien or any other lien filed thereunder shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or any Originator and such lien shall not have been released within five (5) Business Days; or

(l) a Servicer Default shall occur; or

(m) a Purchase and Sale Termination Event shall occur; or

(n) one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Manitowoc, any Subsidiary of Manitowoc or any combination thereof (or, in the case of the Seller, in excess of ten thousand dollars ($10,000)), or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or

(o) [Reserved]; or

(p) [Reserved]; or

(q) the net worth of the Seller is less than five million Dollars ($5,000,000); or

(r) a Material Adverse Effect shall occur; or

(s) any Originator for any reason ceases to transfer, or is legally unable to transfer, Receivables to the Seller under the Purchase and Sale Agreement to which such Originator and the Seller are a party, or the Seller ceases to acquire Receivables from the Originators.

EXHIBIT VI

SUPPLEMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibits III and IV of the Agreement, to induce the Purchaser and the Agent to enter into the Agreement and, in the case of the Purchaser, to make Investments and Reinvestments, the Seller hereby represents, warrants, and covenants as follows:

A. The Receivables.

1.	The Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Purchaser, which ownership or security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

2.	The Pool Receivables transferred to the Seller pursuant to the Purchase and Sale Agreement constitute “accounts” within the meaning of the applicable UCC.

3.	The Seller owns and has good and marketable title to the Pool Receivables free and clear of any Adverse Claim.

4.	The applicable Seller has caused (and will cause each Originator to cause), within ten days after the first transfer of Receivables by such Originator to the Seller, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale and contribution of the Receivables from each applicable Originator to the Seller pursuant to the Purchase and Sale Agreement, and the ownership and security interests transferred and granted by the Seller to the Purchaser under the Agreement.

B. The Lock-Box Accounts and the Collection Account.

1.	Each of the Lock-Box Accounts and Collection Accounts constitute “deposit accounts” within the meaning of the applicable UCC.

2.	The Seller owns and has good and marketable title to the Lock-Box Accounts and Collection Accounts free and clear of any Adverse Claim.

3.	The Seller has delivered to the Purchaser a fully executed Lock-Box Agreement relating to each Lock-Box Account and a fully executed Collection Account Agreement relating to each Collection Account, in each case, pursuant to which the applicable Lock-Box Bank and/or Collection Account Bank, as the case may be, has agreed, following notice from the Agent, to comply with all instructions originated by the Agent (on behalf of the Purchaser) directing the disposition of funds in such Lock-Box Account or Collection Account, as the case may be, without further consent by the Seller or Servicer.

C. Priority.

VI-1

1.	Other than the transfer of the Receivables to the Seller and the Purchaser under the Purchase and Sale Agreement and the Agreement, respectively, and/or the ownership or security interest transferred or granted to the Seller and the Purchaser pursuant to the Purchase and Sale Agreement and this Agreement, respectively, no Seller or Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables, any Lock-Box Account, any related lock-box or post office box, any Collection Account or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. No Seller or Originator has authorized the filing of, or is aware of any financing statements against the Seller or Originator that include a description of Receivables or any Lock-Box Account, any Collection Account or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by the Originators to the Seller under the Purchase and Sale Agreement, (ii) relating to the ownership or security interest granted to the Purchaser under the Agreement, or (iii) that has been released or terminated.

2.	The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller or Originator.

3.	Neither the Lock-Box Accounts nor the Collection Accounts are in the name of any Person other than the Seller or the Purchaser. No Seller, any Originator or the Servicer has consented to any bank maintaining such accounts to comply with instructions of any Person other than the Purchaser or the Agent on its behalf.

4.	Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall survive, continue, and remain in full force and effect in each case until the Final Payout Date.

5.	[Reserved].

6.	In order to evidence the interests of the Purchaser under the Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Purchaser or the Agent) to maintain and perfect, as a first-priority interest, the Purchaser’s ownership or security interest in the Pool Receivables, Related Security and Collections with respect thereto. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Purchaser’s ownership or security interest as a first-priority interest. The Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Purchaser where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Agent.

VI-2

ANNEX A

FORM OF INVESTMENT NOTICE

[Date]

Wells Fargo Bank, N.A.

1100 Abernathy Road

Suite 1600

Atlanta, GA 30328

Attention:     Ryan Tozier

Re:	Manitowoc Funding, LLC – Investment Notice

Ladies and Gentlemen:

Please refer to the Receivables Purchase Agreement dated as of March 3, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Manitowoc Funding, LLC (the “Seller”), The Manitowoc Company, Inc., as initial Servicer, Wells Fargo Bank, N.A., as Agent and as Purchaser. Capitalized terms defined in the Agreement and used herein without definition have the meanings set forth in the Agreement.

Pursuant to Section 1.2(a) of the Agreement:

1. The [Seller] [Servicer on behalf of the Seller] (such Person, the “Notice Person”) hereby gives notice to the Agent of a proposed Investment with the requested amount of Capital and Investment Date below:

Amount of Capital:	$[ ]

Investment Date:	[ ]

2. The Notice Person hereby represents and warrants that:

(a)	The Net Outstanding Balances of the Receivables in the Net Eligible Pool is $[ ].

(b)	The Eligible Unapplied Cash and Credits is $[ ].

(c)	The Net Eligible Pool Balance is $[ ].

(d)	Immediately after giving effect to such requested Investment the following statements will be true and correct:

(i)	(A) The Capital will be $[ ], (B) the Investment Limit will be $[ ], and (C) the Capital will not exceed the Investment Limit.

(ii)	(A) The Purchased Assets Coverage Percentage will be [ ]%, and (B) the Purchased Assets Coverage Percentage will not exceed 100%.

3. The Notice Person hereby direct the Agent to wire transfer the Capital of such requested Investment to the following account(s):

[—Insert Wiring Instructions—]

A-1

Very truly yours, [MANITOWOC FUNDING, LLC, as the Seller

By
Name:
Title:]

[THE MANITOWOC COMPANY, INC., as Servicer

By
Name:
Title:]

A-2

ANNEX B

FORM OF MONTHLY REPORT

(Attached)

B-1

ANNEX C

FORM OF PAYDOWN NOTICE

[Date]

Wells Fargo Bank, N.A.

1100 Abernathy Road

Suite 1600

Atlanta, GA 30328

Attention:    Ryan Tozier

Re:	Manitowoc Funding, LLC – Paydown Notice

Ladies and Gentlemen:

Please refer to the Receivables Purchase Agreement dated as of March 3, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Manitowoc Funding, LLC (the “Seller”), The Manitowoc Company, Inc., as initial Servicer, Wells Fargo Bank, N.A., as Agent and as Purchaser. Capitalized terms defined in the Agreement and used herein without definition have the meanings set forth in the Agreement.

This letter constitutes a Paydown Notice pursuant to Section 1.6(f) of the Agreement.

1. The Seller hereby gives notice to the Agent of a proposed reduction in the Capital in the amount and on the Paydown Date set forth below:

Amount of Capital:	$[ ]

Paydown Date[1]:	[ ]

2. After giving effect to the above requested reduction in the Capital, the aggregate outstanding Capital will be $[                    ].

[1]	Notice must be given at least one (1) Business Day prior to the requested Paydown Date.

C-1

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

Very truly yours, MANITOWOC FUNDING, LLC, as the Seller

By
Name:
Title:

C-2

ANNEX D

FORM OF WEEKLY REPORT

(Attached)

D-1